Exhibit 10.2

EXECUTION VERSION

SHARE PURCHASE AGREEMENT

between

CARBO CERAMICS (MAURITIUS) INC.

and

CARBO LLC

and

Petro Welt Technologies AG

and

PeWeTe Evolution Limited

Dated as of 21 July 2017

EXECUTION VERSION

i

EXECUTION VERSION

ii

EXECUTION VERSION

Article VIII
TERMINATION
Section 8.01 Termination	25
Section 8.02 Effect of Termination	26
Article IX
LIMITATIONS ON LIABILITY
Section 9.01 Limitations on Liability	26
Section 9.02 Conduct of Claims	29
Article X
MISCELLANEOUS
Section 10.01 Waivers and Amendments	29
Section 10.02 Notices	29
Section 10.03 Counterparts	30
Section 10.04 Entire Agreement	30
Section 10.05 Severability	31
Section 10.06 Confidentiality	31
Section 10.07 Third Party Rights	32
Section 10.08 Assignment	32
Section 10.09 Expenses	32
Section 10.10 Language	32
Section 10.11 Conversion	32
Section 10.12 Agreement Survives Closing	32
Section 10.13 No Partnership	32
Article XI
GOVERNING LAW AND ARBITRATION
Section 11.01 Governing Law	32
Section 11.02 Arbitration	33
SCHEDULES
Schedule 1 Closing	*
Schedule 2 Properties	*
Schedule 3 Closing Accounts	*
EXHIBITS
Exhibit A Sellers Bank Account Details	*
Exhibit B Patent And Know-How Use License Agreement	54

* The schedules and Exhibit A to the Share Purchase Agreement have been omitted from this filing pursuant to Item 601(b)(2) of Regulation S-K. The Company agrees to furnish supplementally a copy of any omitted schedule to the SEC upon request.

iii

EXECUTION VERSION

SHARE PURCHASE AGREEMENT

THIS SHARE PURCHASE AGREEMENT, dated as of 21 July 2017, is made between Petro Welt Technologies AG, a company organized and existing under the law of Austria with registration number FN 69011m (“PWT Austria”), PeWeTe Evolution Limited a company organized and existing under the law of Cyprus with registration number HE 355246 (“PWT Cyprus”, each of PWT Austria and PWT Cyprus a “Buyer” and together, the “Buyers”), CARBO Ceramics (Mauritius) Inc., a company organized and existing under the law of the Republic of Mauritius (“CARBO Mauritius”) and CARBO LLC, a corporation organized and existing under the law of Delaware (“CARBO Delaware, each of CARBO Mauritius and CARBO Delaware a “Seller” and together, the “Sellers”, and together with the Buyers, the “Parties”).

RECITALS

WHEREAS, the Sellers collectively own the Purchase Shares (as defined below) in Holdco (as defined below);

WHEREAS, the Company (as defined below) is a wholly-owned subsidiary of Holdco;

WHEREAS, the Sellers seek to sell the Purchase Shares to the Buyers, and the Buyers seek to buy the Purchase Shares, on the terms and conditions of this Agreement;

NOW, THEREFORE, in consideration of the promises and of the mutual agreements herein contained, the Parties hereby agree as follows:

Article I
DEFINITIONS

Section 1.01  Definitions.  As used in this Agreement, the following terms shall have the following meanings:

“Adjusted Purchase Price” means the amount payable by the Buyers to the Sellers for the Purchase Shares, being the Purchase Price, subject to any adjustment required under Section 2.04.

“Advance” means US$ 1,600,000 (one million, six hundred thousand U.S. Dollars).

“Affiliate” means, with respect to any Person: (i) any Person in which such first Person has a direct or indirect Controlling Interest; (ii) any other Person that directly, or through one or more intermediaries, is a Controlling Person of such first Person; and (iii) any other Person that has the same direct or indirect Controlling Person as such first Person.

“Applicable Law” means any applicable law, statute, ordinance, code, rule, regulation, order, judgment, injunction, decree, ruling, determination, award, standard, permit or variance of any Governmental Authority, or similar provisions having the force or effect of law.

“Arbitral Tribunal” has the meaning given in Section 11.02(b).

“Award” has the meaning specified in Section 11.02(b).

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“Balancing Payment Date” means the date falling five Business Days after (i) the Completion Accounts Agreement Date; and (ii) the Determination Date, as the case may be.

“Bank of Russia” means the Central Bank of the Russian Federation.

“Business Day” means any day other than: (a) a Saturday or Sunday; or (b) a day on which commercial banking institutions generally are authorized or obligated by law, regulation or executive order to close in the city specified, and if no city is specified, then in any of Houston, Moscow or Nicosia.

“Buyer” and “Buyers” each has the meaning specified in the preamble.

“Buyers Bank Account” means the bank account denominated in US$ details of which are set out in Exhibit A, or such other account(s) as the Buyers may notify the Sellers in writing by ten (10) calendar days notice.  Each Buyer hereby confirms that receipt of funds into the Buyers Bank Account comprises its effective receipt of its monies due hereunder to the Buyers.

“CARBO Letters” means the mark “CARBO” owned by any Seller, Holdco, the Company or their Affiliates whether registered or unregistered.

“Claim” means any Warranty Claim or other claim (whether for breach of contract or otherwise) asserted by the Buyer under or in connection with this Agreement.

“Closing” has the meaning specified in Section 2.03(a).

“Closing Accounts” means the closing accounts of the Company to be prepared in accordance with Schedule 3.

“Closing Accounts Agreement Date” has the meaning specified in Schedule 3.

“Closing Date” has the meaning specified in Section 2.03(a).

“Company” means Limited Liability Company CARBO Ceramics (Eurasia), a limited liability company organized and existing under the law of the Russian Federation and registered in the Unified State Register of Legal Entities under registration number 1046603130364.

“Company RAS Annual Financial Statements” means the audited unconsolidated financial statements of the Company prepared in accordance with RAS comprising the balance sheet as of 31 December and the statements of profit and loss for the year ending 31 December, together with notes comprising a summary of significant accounting policies and other explanatory information.

“Competition Approval” means insofar as the transactions contemplated by this Agreement require (or are deemed to require) the clearance decision with respect to the transactions contemplated by this Agreement issued by the Federal Antimonopoly Service of the Russian Federation pursuant to Federal Law No. 135-FZ of 26 July 2006 “On the Protection of Competition” (as amended).

“Consolidation Order” has the meaning specified in Section 11.02(i).

EXECUTION VERSION

“Contract” means any agreement, contract or arrangement that is legally binding.

“Controlling Interest” means: (a) the ownership or control, direct or indirect, of 50% or more of the issued share capital or voting rights of a Person; (b) an ownership interest of 50% or more of a partnership or being the general partner of a partnership; (c) a right to appoint a majority of directors, executive officers or other applicable governing body of a Person; (d) the legal power to direct or cause the direction of the general management and policies of a Person; or (e) the right to receive, in relation to a Person, directly or indirectly, 50% or more of the proceeds arising from: (i) any declaration of a dividend; (ii) a distribution arising in the course of a winding up, whether solvent or insolvent; or (iii) any return of capital to shareholders of such Person.

“Controlling Person” means, with respect to any Person (other than a natural person), any other Person which has a Controlling Interest in such Person.

“Critical Warranties” means the Warranties given in Part A of Article III (Title and Capacity Warranties) and in Section 3.07 (Organization; Qualification).

“Data Room” means the virtual data room established for purposes of the transactions contemplated by this Agreement containing documents and information made available to the Buyer, the contents of which are recorded on the DVD attached to the Disclosure Letter.

“Determination Date” has the meaning specified in Schedule 3.

“Disagreement Notice” has the meaning specified in Schedule 3.

“Disclosure Letter” means the letter of the same date as this Agreement from both Sellers to the Buyer written for the purposes set out in Section 4.03 and setting out particulars for specific Warranties, delivered to the Buyer before the execution of this Agreement (as may be supplemented by the Second Disclosure Letter).

“Dispute” has the meaning specified in Section 11.02(a).

“Disputed Details” has the meaning specified in Schedule 3.

“Draft Closing Accounts” has the meaning specified in Schedule 3.

“Effective Time” has the meaning specified in Schedule 3.

“Employees” means the employees of the Target Companies.

“Encumbrance” means any mortgage, charge (whether legal or equitable and whether fixed or floating), lien, pledge or other encumbrance securing any obligation of any Person.

“Environment” means all or any of the following media (alone or in combination):  (a) air (including the air within buildings and the air within other natural or man-made structures, whether above or below ground); (b) water (including water under or within land such as surface water, groundwater, ponds, streams, ocean waters, navigable waters, wetlands, drinking water supply, streams, drainage basins, drains and sewers); (c) soil,

EXECUTION VERSION

land, sediments and subsurface strata; and (d) any ecological systems and living organisms supported by these media, including plant, animal life and man and his property.

“Environmental Law” means Applicable Law regulating: (a) the pollution or protection of, or compensation for damage or harm to, the Environment; (b) conservation of resources, including threatened or endangered species; (c) releases into, or the presence in, the Environment of Hazardous Substances; and/or (d) the use, production, generation, treatment, storage, disposal, transportation, distribution, labeling, testing, processing, releasing, remediation or clean-up or handling of Hazardous Substances.

“Expert Accountant” has the meaning specified in Schedule 3.

“Fairly Disclosed” means disclosure in such manner and in such detail as to enable an experienced buyer with the assistance of professional advisers to make a reasonably accurate assessment of the matter concerned.

“Financial Indebtedness” means with respect to any person, (a) all obligations for borrowed funds, (b) all obligations evidenced by bonds, debentures, notes or other similar instruments, (c) all obligations to pay the deferred purchase price of property or services; (d) all obligations as lessee under leases which, in accordance with IFRS, are or must be recorded as capital leases, (e) all receivables sold or discounted (other than to the extent sold on a non-recourse basis), (f) the amount of all unpaid drawings under letters of credit issued for the account of such person, (g) all obligations for borrowed funds secured by any Encumbrance on any assets whether or not such person has assumed or become liable for payment of such obligations for borrowed funds, (h) derivatives or interest rate caps, collar or swap agreements or other contracts or arrangements designed to protect against fluctuations in interest rates or currency exchange rates and (i) all guarantees of such person in respect of Financial Indebtedness of others of the kinds referred to in clauses (a) through (h) above.  Any of the foregoing notwithstanding, for the purposes of this Agreement, trade and other accounts payable of any Person shall not be considered Financial Indebtedness so long as such accounts are payable within 90 days of the later of the delivery of the underlying good or service or the invoice for the underlying good or service.

“Full Title Guarantee” means with the benefit of the implied covenants set out in Part 1 of the Law of Property (Miscellaneous Provisions) Act 1994 when a disposition is expressed to be made with full title guarantee.

“Governmental Approval” means any authorization, consent, approval, license, ruling, permit, certification, exemption, waiver or registration by or with any Governmental Authority.

“Governmental Authority” means any executive, judicial, legislative, administrative, branch, ministry, department, agency, office, organization, authority or other body (including any state pension, medical and social insurance funds) of any federal, national, state or local governmental authority or union of any such government authorities (other than any commercial entity acting in a commercial capacity).

“Hazardous Substances” means any natural or artificial substance of any nature whatsoever (whether in the form of a solid, liquid, gas or vapour alone or in combination with any other substance) which is capable of causing harm or damage to the Environment or to public health or welfare or capable of causing a nuisance, including

EXECUTION VERSION

controlled, special, hazardous, toxic or dangerous wastes or pollutants or that is a substance, waste or material regulated, defined, designated or controlled by Environmental Law.

“Holdco” means CARBO Ceramics Cyprus Limited, a limited liability company organized and existing under the law of the Republic of Cyprus with registration number HE 142788.

“Holdco IFRS Annual Financial Statements” the audited unconsolidated financial statements of Holdco prepared in accordance with IFRS comprising the statement of financial position as of 31 December and the statements of comprehensive income, changes in equity and cash flows for the year ending 31 December, together with notes comprising a summary of significant accounting policies and other explanatory information.

“Holdco Participatory Interest” has the meaning specified in Section 3.04(d).

“IFRS” means the International Financial Reporting Standards issued by the International Accounting Standards Committee in effect as of the date of the relevant financial statements.

“Information” has the meaning specified in Section 10.06(a).

“Intellectual Property” means:

(a)	patents, utility models and rights in inventions;
(b)	rights in each of know-how, confidential information and trade secrets; trademarks, service marks, rights in logos, trade names, rights in each of get-up and trade dress and domain names;
(c)	copyright, moral rights, database rights, rights in designs, semiconductor topography rights;
(d)	rights in get-up, rights in inventions, rights in know-how and any other intellectual property rights; and
(e)

all rights or forms of protection subsisting now or in the future, having equivalent or similar effect to the rights referred to in paragraphs (a) to (d) above, anywhere in the world and registered includes registrations and applications for registration;

in each case: (i) anywhere in the world; (ii) whether unregistered or registered (including all applications, rights to apply and rights to claim priority); and (iii) including all divisionals, continuations, continuations-in-part, reissues, extensions, re-examinations and renewals.

“Key Employee” means any of the following employees of the Company as at the date hereof: (i) Nikitina Anna Aleksandrovna (in Russian – Никитина Анна Александровна), (ii) Sukovatov Vyacheslav Yurevich (in Russian – Суковатов Вячеслав Юрьевич) and (iii) Ibatullin Ildar Akhmetovich (in Russian – Ибатуллин Ильдар Ахметович).

“LCIA” has the meaning specified in Section 11.02(a).

“Leakage” means:

EXECUTION VERSION

(a)the declaration, making or payment of any dividend or other distribution of profits or assets or return of capital (including by way of any reduction, redemption or repayment of share capital) by the Company or Holdco to the Parent Group;

(b)the payment of any other sum by the Company or Holdco to the Parent Group;

(c)the sale, purchase, transfer or disposal of any asset, right or other benefit by the Company or Holdco to the Parent Group;

(d)any forfeiture or loss of assets arising from third party rights created over any of the assets or participation interests (shares) of the Company or Holdco in favour of the Parent Group;

(e)the assumption of any indebtedness of any kind incurred (or any guarantee or indemnity or similar arrangement given in respect thereof) by the Company or Holdco in favour of the Parent Group;

(f)any amendment of the terms of its borrowing or indebtedness in the nature of borrowing owed by the Company or Holdco to the Parent Group for the benefit of the Parent Group;

(g)any amounts or obligations owed to the Company or Holdco by the Parent Group being cancelled, waived or forgiven by the Company or Holdco;

(h)any payment of any fees, costs or expenses (including any management, monitoring or directors’ fees or bonuses or payments of a similar nature) incurred or made for the benefit of the Parent Group by the Company or Holdco;

(i)any Tax payable by the Company or Holdco as a consequence of any and all of the foregoing; or

(j)any agreement, understanding or arrangement made or entered into by the Company to do or give effect to any of the foregoing.

“License Agreement” has the meaning specified in Section 6.06.

“Long Stop Date” means August 31, 2017 subject to the extension for Closing contemplated by Section 2.03(a).

“Losses” means all damages, fines, penalties, losses and liabilities and all properly documented out-of-pocket costs (including reasonable legal costs), expenses (including irrecoverable taxation), disbursements or other payments actually suffered.

“Material Adverse Effect” means a material adverse effect on: (a) the business of the Company that would be expected to decrease annual revenue or total assets (excluding depreciation and amortization) of the Company, with reference to the Company RAS Annual Financial Statements as of, and for the year ending 31 December 2016, by at least 25%; or (b) the ability or legality of a Seller to enter into this Agreement or to perform or comply with its material obligations hereunder.

“Material Contracts” has the meaning specified in Section 3.15.

EXECUTION VERSION

“Net Debt” means the net debt of the Company as calculated in accordance with Schedule 3.

“Net Working Capital” means the net working capital of the Company as calculated in accordance with Schedule 3.

“Ordinary Course of Business” means the ordinary course of business consistent with past practice (including with respect to quantity and frequency) of the Company.

“Organizational Documents” means, with respect to a company, the charter, the memorandum of association, articles of association, or equivalent constitutional document in its jurisdiction of incorporation.

“Parent Group” means CARBO Ceramics Inc. and its subsidiaries (excluding Holdco and the Company).

“Parties” has the meaning specified in the preamble and “Party” means any of them.

“Payment Confirmation” has the meaning specified in Schedule 1.

“Permit” means any license, registration, consent, permit, variance, franchise, notice, authorization and/or approval from a Governmental Authority.

“Permitted Leakage” means:

(a)any Leakage made in the Ordinary Course of Business (including under current license agreements for use of intellectual property);

(b)any cash payment of dividends or reduction of capital;

(c)any payment made in respect of salaries, pension contributions, benefits or expenses due to any officer or employee of the Company or Holdco in the ordinary course of their employment consistent with past practice, which shall be made in accordance with, and shall not exceed the amounts to which they are legally entitled under, their respective employment agreements.

“Person” means an individual, partnership, corporation, business trust, joint stock company, trust, unincorporated association, joint venture, governmental entity or any entity with legal capacity recognized by any Applicable Law.

“Properties” means the buildings and land plots which are set out in Schedule 2 (Properties).

“Purchase Price” means US$22,000,000 (twenty-two million U.S. Dollars). The Purchase Price shall be denominated and paid by the Buyer in US$.

“Purchase Shares” means 18,000 ordinary shares of Holdco with a par value of US$1 each, representing 100 percent of the issued and outstanding shares comprising the capital of Holdco.

EXECUTION VERSION

“RAS” means the accounting and financial reporting standards generally accepted in the Russian Federation as adopted by Federal Law No 402-FZ of 6 December 2011 “On Accounting” (as amended), together with accounting policy regulations, statements and orders as adopted by the Russian Ministry of Finance.

“Response Date” has the meaning specified in Schedule 3.

“Rubles” or “RUB” means the lawful currency of the Russian Federation from time to time.

“Rules” has the meaning specified in Section 11.02(a).

“Second Disclosure Letter” means any letter (including any schedules, appendices or exhibits thereto) from the Sellers to the Buyer delivered pursuant to Section 4.03.

“Seller” and “Sellers” each has the meaning specified in the preamble.

“Sellers Bank Account” means, for the purposes of receiving the Purchase Price, the bank account denominated in US$ details of which are set out in Exhibit A, or such other account(s) as the Sellers may notify the Buyers in writing by ten (10) calendar days notice.  Each Seller hereby confirms that receipt of the Purchase Price into the Sellers Bank Account comprises its effective receipt of its respective share of the Purchase Price.

“Significant Loss” has the meaning specified in Section 7.02(a).

“Signing Date” means the date of this Agreement.

“Target Company” means each of the Company and Holdco, and “Target Companies” means both of them.

“Target Net Debt” means zero.

“Target Net Working Capital” means the amount of RUB628,000,000 (six hundred twenty eight million Rubles).

“Tax”, “Taxation” or “Taxes” means:  (a) all forms of taxation, levies, imposts, contributions, duties, liabilities and charges in the nature of taxation and all related withholdings or deductions of any nature (including, for the avoidance of doubt, obligatory pension, medical and social fund contributions and corresponding obligations elsewhere); and (b) all fines, penalties, charges and interest payable in connection therewith; in each case as imposed by a Governmental Authority.

“Tax Authority” means any taxing or other authority competent to impose any liability in respect of Taxation or responsible for the administration and/or creation or enforcement of any Tax Law.

“Tax Law” means Applicable Law in relation to Tax.

“Tax Warranties” means the Warranties given in Section 3.11 (Taxes).

“Third Party Claim” has the meaning specified in Section 9.02.

EXECUTION VERSION

“U.S. Dollars”, “USD” or “US$” means the lawful currency of the United States of America from time to time.

“US$ Conversion Rate” means, for any date, the official exchange rate for the conversion of U.S. Dollars (US$) into Rubles (RUB) (or Rubles (RUB) into U.S. Dollars (US$), as applicable) quoted by the Bank of Russia for, and effective on, such date.

“Warranties” means the warranties set forth in Article III.

“Warranty Claim” means any Claim arising from the Warranties.

Section 1.02  Interpretation.

(a)The words “hereof,” “herein” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, and article, section, paragraph, exhibit and schedule references are to the articles, sections, paragraphs, exhibits and schedules of this Agreement unless otherwise specified.  Whenever the words “include”, “includes” or “including” are used in this Agreement they shall be deemed to be followed by the words “without limitation.”  The words describing the singular number shall include the plural and vice versa, words denoting either gender shall include both genders and words denoting natural persons shall include corporations and partnerships and vice versa.  References to this Agreement or to another document include a reference to this Agreement or such other document as varied, amended, modified, novated or supplemented from time to time.  A reference to any Person (including a Party) in any capacity includes its successors and permitted assigns and subsequent successors and permitted assigns.  Any reference to a legal term for any action, remedy, method or form of judicial proceeding, legal document, court or other legal concept or matter under English law will be deemed to include reference to the corresponding or most similar legal term in any jurisdiction other than England, to the extent that such jurisdiction is relevant to the transactions contemplated by this Agreement or the terms of this Agreement.

(b)The Parties have participated jointly in the negotiation and drafting of this Agreement.  In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favouring or disfavouring any Person by virtue of the authorship of any provisions of this Agreement.

Section 1.03  Headings.  Headings of the Articles, Sections, Exhibits and Schedules of this Agreement and the Table of Contents are for convenience only, and shall be given no substantive or interpretative effect whatsoever.

Section 1.04  Exhibits and Schedules.  The Exhibits and Schedules hereto shall be construed with and as an integral part of this Agreement to the same extent as if the same had been set forth verbatim herein.

Section 1.05  Obligations Joint and Several. The obligations of the Sellers hereunder are joint and several.  The obligations of the Buyers hereunder are joint and several.

EXECUTION VERSION

Article II
SALE AND PURCHASE

Section 2.01  Sale and Purchase.  CARBO Mauritius shall sell and transfer to PWT Austria, and PWT Austria shall purchase and accept, legal and beneficial ownership of 17,980 Purchase Shares with Full Title Guarantee free and clear of all Encumbrances with effect from Closing on the terms and subject to the conditions set forth herein.  CARBO Delaware shall sell and transfer to PWT Cyprus, and PWT Cyprus shall purchase and accept, legal and beneficial ownership of 20 Purchase Shares with Full Title Guarantee free and clear of all Encumbrances with effect from Closing on the terms and subject to the conditions set forth herein.  Subject to the satisfaction (or waiver by the Party whose obligations hereunder are subject to such satisfaction) of the conditions precedent set forth in Article VII, on the Closing Date:

(a)PWT Austria shall pay the aggregate Purchase Price (less the Advance that has been paid into the Sellers Bank Account) on behalf of itself and PWT Cyprus by wire transfer of immediately available funds to the Sellers Bank Account, it being agreed that:

(i)the aggregate consideration for the purchase of the 17,980 Purchase Shares held by CARBO Mauritius is USD 21,975,556; and

(ii)the aggregate consideration for the purchase of the 20 Purchase Shares held by CARBO Delaware is USD 24,444;

(b)each Seller shall transfer to each Buyer the Purchase Shares by way of transferring them to the respective Buyer with Full Title Guarantee, free and clear of all Encumbrances;

(c)the Purchase Shares shall be sold together with all rights attached to them at the Closing Date or subsequently becoming attached to them, including rights to receive dividends; and

(d)the Buyers are not obliged to complete the purchase, and the Sellers are not obliged to complete the sale, of any of the Purchase Shares unless the purchase by the Buyers of all of the Purchase Shares is completed simultaneously.

Section 2.02 Advance.

(a)No later than 16:00 hours (Houston time) on July 26, 2017, PWT Austria shall pay the Advance to the Sellers Bank Account.

(b)The Parties agree that if:

(i)Closing does not occur hereunder due to a breach of this Agreement by a Seller and this Agreement has been terminated, then the Sellers shall no later than the third Houston Business Day after the date of such termination pay the Advance to the Buyers by wire transfer to Buyers Bank Account;

(ii)Closing does not occur hereunder due to a breach of this Agreement by a Buyer and this Agreement has been terminated, then the

EXECUTION VERSION

Sellers shall be entitled to keep and retain and have the benefit of the Advance (without prejudice to any other rights and remedies of a Seller hereunder);

(iii)Closing does not occur hereunder due to the condition precedent set out in Section 7.01(a) not being satisfied and this Agreement has been terminated, then the Sellers shall no later than the third Houston Business Day after the date of such termination pay the Advance (less the amount of USD 275,000, which amount the Buyers shall be entitled to keep and retain and have the benefit of) to Buyers by wire transfer to Buyers Bank Account.

Section 2.03  Closing.

(a)On the terms and subject to the conditions set forth herein, the closing of the transactions provided for in this Section 2.03 (the “Closing”) shall take place at the Moscow offices of Cleary Gottlieb Steen & Hamilton LLC (or such other place as mutually agreed between the Parties) on August 31, 2017, if the relevant Party notified the other Parties of the satisfaction or waiver of the final condition precedent (other than any conditions required to be satisfied at the Closing) contained in Article VII no later than on August 30, 2017, provided that if the only condition precedent remaining outstanding on August 30 is Competition Approval as contemplated by Section 7.01(a) where the application for such approval remains outstanding and under consideration, and further provided that the Buyers have used their reasonable efforts to obtain such Competition Approval as soon as reasonable practicable and submitted such application for approval no later than July 27, 2017,  then the date of Closing shall be extended to the second Business Day after the date of receipt of Competition Approval but in no case later than September 12, 2017.  The actual time and date of the Closing are herein referred to as the “Closing Date”.

(b)At Closing each Party shall do all those things respectively required of it under this Article II and in Schedule 1. The Buyers are not obliged to complete this Agreement unless the Sellers comply with all their obligations under this Article II and Schedule 1.  The Sellers are not obliged to complete this Agreement unless the Buyers comply with all their obligations under this Article II and Schedule 1.

(c)If Closing does not take place on the Closing Date because a Party fails to comply with any of its obligations under this Article II and Schedule 1 (whether such failure amounts to a repudiatory breach or not), the Buyers (where the defaulting Party is a Seller) or the Sellers (where the Defaulting Party is a Buyer) may by notice to the defaulting Party:

(i)proceed to Closing to the extent reasonably practicable (without limiting its rights under this Agreement);

(ii)postpone Closing to a date not more than five (5) Business Days after the Closing Date; or

(iii)terminate this Agreement.

(d)If a Party postpones Closing to another date in accordance with this Section 2.03, the provisions of this Agreement apply as if that other date is the Closing Date (provided Closing may only be postponed once).

EXECUTION VERSION

(e)If a Party terminates this Agreement pursuant to Section 2.03(c)(iii), each Party’s further rights and obligations cease immediately on such termination, but such termination does not affect a Party’s accrued rights and obligations as at the date of termination, including those accrued rights and obligations arising from or relating to the other Party’s failure to comply with its obligations under this Agreement prior to such termination.

Section 2.04  Consideration Adjustment.

(a)Following Closing, the Closing Accounts shall be prepared in accordance with Schedule 3.

(b)On the Balancing Payment Date the amount of the Adjusted Purchase Price shall be calculated between the Parties after the following additions and deductions to the Purchase Price (and further taking into account any interim payment made as contemplated by paragraph 4 of Part 3 of Schedule 3):

(i)if the amount of the Net Debt as shown in the Closing Accounts is:

(A)less than the Target Net Debt, the Buyers shall pay to the Sellers to the Sellers Bank Account, as an increase in the Adjusted Purchase Price, an amount equal to the difference; or

(B)greater than the Target Net Debt, the Sellers shall pay to the Buyers to the Buyers Bank Account, as a reduction in the Adjusted Purchase Price, an amount equal to the difference;

(ii)if the amount of the Net Working Capital as shown in the Closing Accounts is:

(A)at least US$100,000 (one hundred thousand U.S. Dollars) less than the Target Net Working Capital, the Sellers shall pay to the Buyers to the Buyers Bank Account, as a reduction in the Adjusted Purchase Price, the amount by which such shortfall is greater than US$100,000 (one hundred thousand U.S. Dollars); or

(B)at least US$100,000 (one hundred thousand U.S. Dollars) more than the Target Net Working Capital, the Buyers shall pay to the Sellers to the Sellers Bank Account, as an increase in the Adjusted Purchase Price, the amount by which such excess is greater than US$100,000 (one hundred thousand U.S. Dollars).

(c)All payments pursuant to paragraph (b) above shall be made on the Balancing Payment Date. A Party shall be entitled to set off any amount due from the other Party(ies) pursuant to paragraph (b) from amounts that it owes to such Party(ies) pursuant to this Agreement.

EXECUTION VERSION

Article III
WARRANTIES OF THE SELLERS

PART A – TITLE AND CAPACITY WARRANTIES

Each of the warranties set out in this Article III shall be separate and independent and shall not be limited by reference to any other section of this Agreement save as expressly provided otherwise.  The warranties set out in this Article III shall be deemed to be given at the date of this Agreement and shall be deemed to be repeated immediately before the Closing with reference to the facts then existing. The Sellers each warrant to the Buyers on a joint and several basis as follows:

Section 3.01  Organisation; Authorization; Validity.

(a)Each Seller is duly organized and validly existing and registered under the Applicable Laws of its jurisdiction of organization.

(b)Each Seller has full legal capacity, power and authority and has taken all corporate action required of it, to enter into this Agreement, carry out its obligations hereunder and consummate the transactions contemplated hereby.  The execution, delivery and performance by each Seller of this Agreement and the consummation by each Seller of the transactions contemplated hereby, have been duly authorized on the part of each Seller.

(c)This Agreement has been duly executed and delivered by each Seller, and (assuming due and valid authorization, execution and delivery hereof by each Buyer) is a valid and binding obligation of each Seller, enforceable against each Seller in accordance with its terms, except enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws, now or hereafter in effect, affecting creditors’ rights generally.

Section 3.02  No Violations.  The execution, delivery or performance of this Agreement and the consummation by each Seller of the transactions contemplated hereby do not and will not:  (a) conflict with, or result in a breach of or default under, any terms or conditions of its Organizational Documents; (b) conflict with or violate any Applicable Law applicable to each Seller, Holdco or the Company; or (c) result in any violation, breach, conflict, default or event of default under the terms of any contract to which each Seller, Holdco or the Company is a party.

Section 3.03  Consents and Approvals.  The execution, delivery and performance of this Agreement by each Seller does not and will not require any consent, approval, authorization or other action by any third party or any Governmental Approval other than Competition Approval.

Section 3.04  Title; Ownership.

(a)Each Seller is the sole legal and beneficial owner of, and has good and valid title directly to, the Purchase Shares it is selling hereunder, free and clear of all Encumbrances.

EXECUTION VERSION

(b)The Purchase Shares comprise 100 percent of the issued and allotted share capital of Holdco, have been validly issued and allotted and each is fully paid or credited as fully paid.

(c)No Person has the right (whether exercisable now or in the future and whether or not contingent) to call for the allotment, conversion, redemption, repayment, issue, registration, sale or transfer of any share or loan capital or other securities giving rise to a right over or interest in, the capital of Holdco, under any option, agreement or other arrangement (including rights of pre-emption).

(d)Holdco is the sole legal and beneficial owner of the participatory interests in the Company representing 100 percent of the total participatory interests in the Company (the “Holdco Participatory Interest”), free and clear from all Encumbrances.

(e)No Person has the right (whether exercisable now or in the future and whether or not contingent) to call for the allotment, conversion, redemption, repayment, issue, registration, sale or transfer of any equity or loan capital or other securities giving rise to a right over or interest in, the capital of the Company, under any option, agreement or other arrangement (including rights of pre-emption).

Section 3.05  Proceedings. There are no:

(a)outstanding judgments, orders, injunctions or decrees of any governmental or regulatory body or arbitration tribunal against or affecting the Sellers;

(b)lawsuits, actions or proceedings pending or, to the warrantor’s knowledge, threatened against or affecting the Sellers; or

(c)investigations by any governmental or regulatory body which are pending or, to the warrantor’s knowledge, threatened against the Sellers;

and which, in each case of (a), (b), or (c), have a material effect on the ability of any of the Sellers to perform its obligations under this Agreement.

Section 3.06  Solvency.  No order has been made, petition presented or meeting convened for the winding up of the Sellers, nor any other action taken in relation to the appointment of an administrator, liquidator, receiver, administrative receiver, compulsory manager or any provisional liquidator (or equivalent in any other jurisdiction) (or other process whereby the business is terminated and the assets of the company concerned are distributed amongst the creditors and/or shareholders or other contributors); in respect of the Sellers, there are no proceedings under any applicable insolvency, reorganisation or similar laws in any relevant jurisdiction against the Sellers, and no events have occurred which, under Applicable Laws, would justify any such proceedings.

EXECUTION VERSION

PART B – BUSINESS WARRANTIES

Section 3.07  Organization; Qualification.

(a)The Company is a limited liability company duly organized and validly existing under the law of the Russian Federation and has all requisite power and authority to own, lease and operate the properties and assets it now owns, leases and operates.  The Company is duly qualified and licensed to do business (to the extent required under Applicable Law) in the Russian Federation.

(b)Holdco is a limited liability company duly organized and validly existing under the law of Cyprus and has all requisite power and authority to own, lease and operate the properties and assets it now owns, leases and operates.  Holdco is duly qualified and licensed to do business (to the extent required under Applicable Law) in Cyprus.

Section 3.08  No Default; Permits.

(a)Neither Target Company is in material default or violation of any term, condition or provision of (i) its Organizational Documents or (ii) any Applicable Law.

(b)Each Target Company possesses all Permits that are required for the conduct of its business.  Neither Target Company is in material violation of any such Permit, and all such Permits are in full force and effect.

Section 3.09  Financial Statements.

(a)The Company RAS Annual Financial Statements as of and for the years ending 31 December 2014, 2015 and 2016, which have been placed in the Data Room, were each prepared in accordance with RAS.

(b)The Holdco IFRS Annual Financial Statements as of and for the years ending 31 December 2014, 2015 and 2016, which have been placed in the Data Room, present a true and fair view of the financial position and results of operations and cash flow of Holdco in accordance with IFRS, and have been prepared in accordance with IFRS.

(c)The accounting records of each Target Company are up-to-date and have, in all material respects, been maintained on a proper and consistent basis and in accordance with all Applicable Laws. They contain an accurate and complete record of all matters required to be entered in them or which are otherwise entered in them.

(d)The accounting records of each of the Company and Holdco are in the possession and under control of the Company and Holdco, respectively.

Section 3.10  Absence of Certain Changes.  Since 31 December 2016, except as set forth in the Disclosure Letter or as permitted between the Signing Date and the Closing Date under Section 6.01:

(a)each Target Company has been operating in the Ordinary Course of Business;

EXECUTION VERSION

(b)neither Target Company has acquired or disposed of any asset or agreed to acquire or dispose of an asset other than in the Ordinary Course of Business or on arm’s length terms;

(c)no events or circumstances have occurred that have a Material Adverse Effect.

Section 3.11  Taxes.

(a)Each Target Company has paid all Tax which it has become liable to pay and which has fallen due for payment, other than any liability for Tax which is being contested in good faith.

(b)Each Target Company has made all deductions, withholdings and retentions in respect of, or on account of, any Tax (including payroll Taxes) which it is obliged to make and accounted in full, where required to do so, to the appropriate Governmental Authority for all amounts so deducted or retained.

(c)All returns, computations, notices and information which are or have been required to be made or given by each Target Company for any Tax purpose have been made or given within the requisite periods and were, when made or given, correct in all material respects.

(d)Each Target Company has prepared, kept and preserved complete, accurate and up-to-date records and primary accounting documents as and to the extent required by the Tax Law for such periods as required under Tax Law.

(e)Each Target Company has at all times in all material respects complied with applicable transfer pricing rules under Applicable Law.

(f)Neither Target Company has any outstanding disputes with the Tax Authorities or is a party to any pending claims either at an administration level or in any court of law with any Tax Authority, in each case for the amounts of more than US$ 100,000 (one hundred thousand dollars).

(g)Neither Target Company will become liable to pay any Tax or suffer an alteration in the manner in which it is assessed to pay Tax, or lose any relief or allowance otherwise available to it as a result of Closing.

(h)Each Target Company is and has at all times been resident for Tax purposes in the jurisdiction in which it was incorporated and is not and has not at any time been treated as resident in any other jurisdiction for any Tax purpose (including for the purpose of any double Tax treaty).

Section 3.12  Environmental Matters.

(a)To the warrantor’s knowledge, the Company’s activities and operations are in compliance in all material respects with all Environmental Laws.

(b)The Company has not received (i) any written notice alleging any material liability in relation to any material breach of Environmental Laws; and (ii) any enforcement, prohibition, stop, remediation, improvement or any other notice from any Governmental Authority with regard to any material breach of Environmental Laws.

EXECUTION VERSION

(c)The Company has no outstanding disputes with any Governmental Authority in relation to any alleged breach of Environmental Laws either at an administration level or in any court of law, in each case for the amount of more than US$ 100,000 (one hundred thousand U.S. Dollars).

Section 3.13  Intellectual Property.

(a)To the warrantor’s knowledge, the current and former activities of the Company do not infringe the Intellectual Property Rights of any third party in any material respect.

(b)To the warrantor’s knowledge, the Intellectual Property Rights owned by the Company are not being infringed, used in an unauthorised manner or opposed by any third party.

Section 3.14  Legal Compliance, Disputes and Investigations.

(a)No Target Company is engaged in any material litigation, administrative or arbitration proceedings, or other material proceedings or hearings, before any Governmental Authority or (to warrantor’s knowledge) is the subject of any material investigation, inquiry or enforcement proceedings by any Governmental Authority.  To the warrantor’s knowledge, no such proceedings, investigation or enquiry have been threatened or are pending.

(b)To the warrantor’s knowledge, no Target Company has:

(i)made any direct or indirect unlawful payment to any foreign or domestic Governmental Authority or government official or employee in connection with its business;

(ii)paid any bribe, pay-off, influence payment or other unlawful payment in connection with its business; or

(iii)breached any anticorruption or anti-bribery Applicable Laws of any jurisdiction in connection with its business.

Section 3.15  Material Contracts.

(a)The Data Room contains complete, true and accurate copies of all Material Contracts of the Company and Holdco, including any amendments thereto.

(b)Neither the Company nor Holdco is in material default of any terms, condition or provision of any Material Contract, nor, to warrantor’s knowledge, is any counterparty.

(c)No Target Company is a party to any Material Contract that is not in the Ordinary Course of Business or not on an arm’s length basis.

For purposes of this Section 3.15, “Material Contracts” means any Contract that requires or is likely to require consideration payable by or to the Target Company in excess of US$ 500,000 (five hundred thousand U.S. Dollars) in the aggregate over any twelve-month period.

EXECUTION VERSION

Section 3.16  Assets.

(a)The Company is the owner or lessee of all assets that are material to the business of the Company and used in the conduct of its business as currently conducted, and, in all material respects, has a good and marketable title to such assets and its title has been appropriately registered.

(b)All equipment in use by the Company and material to its operations is, in all material respects, in satisfactory condition and state of repair, subject to normal wear and tear.

Section 3.17  Property.

(a)The Properties comprise all the material land and buildings owned, leased, controlled, occupied or used by the Company. The Company is the registered owner or tenant (as applicable) of each Property as required by Applicable Law. The information in respect of the Properties set out in Schedule 2 (Properties) is accurate in all material respects.

(b)The Company holds all material technical documentation (including manuals and plans) that are required for the operation of the buildings listed in Schedule 2 (Properties).

(c)In relation to the Properties where the interest of the Company is based on a lease agreement: (i) there are no subsisting notices in writing alleging any material breach of any material covenant or condition contained in the lease agreement, on the part of the tenant; (ii) all the lease agreements are in full force; and (iii) to the warrantor’s knowledge, there are no material legal defects in the title or right of the landlord to grant such leases to the Company.

Section 3.18  Financial Indebtedness.  No Target Company has given or entered into any guarantee or other Encumbrance security agreement or arrangement or is responsible for the indebtedness, or for the default in the performance of any obligation, of any other Person.

Section 3.19  Related Parties.  Except as set forth in the Disclosure Letter, there is no outstanding material indebtedness or other liability, actual or contingent, between a Target Company and the Parent Group, and there is no Material Contract between a Target Company and the Parent Group.

Section 3.20  Employees and Management.

(a)Other than as set forth in the Disclosure Letter, no Employee has budgeted annual remuneration (including bonus) from any Target Company in excess of RUB 6,000,000 (six million roubles) in 2017.

(b)No Target Company is obliged to, or has made any provision to increase or vary, any Employee’s salary, bonus, or other remuneration, which would in aggregate increase the Target Companies’ total costs in respect of all Employees by more than 5 per cent per annum.

EXECUTION VERSION

(c)Other than any amounts payable by the Parent Group, no Target Company has any share incentive scheme, equity-linked scheme or profit-sharing scheme for the benefit of any director or Employee.

(d)Other than as set forth in the Disclosure Letter, the execution, delivery or performance of this Agreement and the consummation of the transactions contemplated hereby will not (other than any amounts payable by the Parent Group): (i) entitle any current or former employee, consultant, director or shareholder of a Target Company to any payment; (ii) increase the amount of compensation due to any such person; or (iii) accelerate the vesting or funding of any compensation or other benefit for any such person.

(e)There are no collective bargaining agreements or other arrangements between any Target Company and any trade union, staff association, trade association, works council or other body representing employees.

(f)Each Target Company is not and has never been a party to any pension agreement or arrangement.

(g)The terms of all employment contracts of each Target Company comply in all material respects with Applicable Laws in the sphere of labour and employment.

Article IV
APPLICATION OF WARRANTIES

Section 4.01  Survival.  The Warranties shall remain in full force and effect notwithstanding the Closing as set forth in Section 9.01(d).

Section 4.02  The Warrantor’s Knowledge.  In each Warranty set forth in Article III where any statement is qualified as being made to the warrantor’s knowledge or any similar expression to that effect such shall mean to the actual knowledge of the following individuals: Christopher Powell, Ernesto Bautista III and Don P. Conkle; each such person having made due and careful enquiries in relation to the matters being warranted.

Section 4.03  Disclosure.

(a)Disclosure. The Warranties are qualified to the extent of those matters Fairly Disclosed in the Disclosure Letter in accordance with this Section 4.03, provided that no disclosure can be made against the Warranties set out in Section 3.18 (Financial Indebtedness).  The Disclosure Letter shall, for the sake of convenience, be arranged in sections corresponding to the numbered sections contained in Article III, but any matter Fairly Disclosed shall be considered disclosed against all Warranties.

(b)Second Disclosure Letter. The Sellers may, at any time prior to 17:00 p.m. (Moscow time) on the second calendar day prior to the scheduled Closing Date, deliver to the Buyers the Second Disclosure Letter.  Any matter Fairly Disclosed in the Second Disclosure Letter (in respect of any fact, matter, event or circumstance that arises after the date of this Agreement (but not before)) shall be considered disclosed against the Warranties when repeated immediately before Closing. The Second Disclosure Letter shall, for the sake of convenience, be arranged in sections corresponding to the numbered

EXECUTION VERSION

sections contained in Article III, but any matter Fairly Disclosed shall be considered disclosed against all Warranties.

Article V
WARRANTIES OF THE BUYERs

Each of the warranties set out in this Article V shall be separate and independent and shall not be limited by reference to any other section of this Agreement save as expressly provided otherwise. The warranties set out in this Article V shall be deemed to be given at the date of this Agreement and shall be deemed to be repeated immediately before the Closing with reference to the facts then existing. The Buyers jointly and severally warrant to each Seller as follows:

Section 5.01  Organization; Authorization; Validity.

(a)Each Buyer is duly organized and validly existing and registered and in good standing under the Applicable Laws of its jurisdiction of organization.

(b)Each Buyer has full legal capacity, power and authority and has taken all corporate action required of it, to enter into this Agreement, carry out its obligations hereunder and consummate the transactions contemplated hereby.  The execution, delivery and performance by each Buyer of this Agreement and the consummation by it of the transactions contemplated hereby, have been duly authorized on its part.

(c)This Agreement has been duly executed and delivered by each Buyer, and (assuming due and valid authorization, execution and delivery hereof by the Sellers) is a valid and binding obligation of each Buyer, enforceable against it in accordance with its terms, except enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws, now or hereafter in effect, affecting creditors’ rights generally.

Section 5.02  No Violations.  The execution, delivery or performance of this Agreement and the consummation by each Buyer of the transactions contemplated hereby do not and will not:  (a) conflict with, or result in a breach of or default under, any terms or conditions of its Organizational Documents; (b) conflict with or violate any Applicable Law applicable to it; or (c) result in any violation, breach, conflict, default or event of default under the terms of any contract to which it is a party or by which its assets may be bound.

Section 5.03  Consents and Approvals.  The execution, delivery and performance of this Agreement by each Buyer does not and will not require any consent, approval, authorization or other action by any third party or any Governmental Approval other than Competition Approval.

Section 5.04  Proceeds.  The Buyers are, and will at all relevant times remain, able to pay the Purchase Price to the Sellers from their existing available cash resources.

Section 5.05  Proceedings. There are no:

(a)outstanding judgments, orders, injunctions or decrees of any governmental or regulatory body or arbitration tribunal against or affecting any Buyer;

EXECUTION VERSION

(b)lawsuits, actions or proceedings pending or threatened against or affecting any Buyer; or

(c)investigations by any governmental or regulatory body which are pending or threatened against any Buyer,

and which, in each case, have a material adverse effect on the ability of a Buyer to perform its obligations under this Agreement.

Section 5.06  Solvency.  No order has been made, petition presented or meeting convened for the winding up of a Buyer, nor any other action taken in relation to the appointment of an administrator, liquidator, receiver, administrative receiver, compulsory manager or any provisional liquidator (or equivalent in any other jurisdiction) (or other process whereby the business is terminated and the assets of the company concerned are distributed amongst the creditors and/or shareholders or other contributors) in respect of a Buyer, there are no proceedings under any applicable insolvency, reorganisation or similar laws in any relevant jurisdiction against a Buyer, and no events have occurred which, under Applicable Laws, would justify any such proceedings.

Section 5.07  Sanctions.  Each Buyer, and each beneficial owner of each Buyer, is not subject to any economic or trade sanction laws or regulations or restrictive measures enacted, administered or enforced by any governmental authority of the United States of America, and no Buyer is acting on behalf of any person so subject.

Article VI
COVENANTS

Section 6.01  Conduct of Business.  From the Signing Date to the Closing Date, except as contemplated by this Agreement or as otherwise agreed to in writing by the Buyers, the Sellers shall procure that the Target Companies operate in the Ordinary Course of Business.

Section 6.02  Leakage.  Except as agreed to in writing by the Buyers, each Seller undertakes that no Leakage other than Permitted Leakage will be paid to or benefitted by the Parent Group for the period from the Signing Date to the Closing Date.

Section 6.03  Gross-up.  All sums payable by one Party (the payor) to another Party (the payee) under or in relation to this Agreement shall be paid free and clear of all deductions or withholdings for Taxes unless the deduction or withholding is required by Applicable Law.  If any such amounts are required to be withheld or deducted from any such payment, the payor shall pay such additional amounts as may be necessary to ensure that the net amount actually received by the payee after such withholding or deduction is equal to the amount that the payee would have received had no such withholding or deduction been required; provided, however, that no such additional amounts shall be payable in respect of (i) any Taxes imposed on the payee by reason of any connection between the payee and the taxing jurisdiction other than entering into this Agreement and receiving payments hereunder, or (ii) any Taxes imposed by reason of payee’s failure to timely comply with any certification, identification, information, registration, documentation or other reporting requirement reasonably required by the payor if such compliance is required by law, regulation, administrative practice or an applicable treaty or agreement as a precondition to exemption from, or reduction in the rate of deduction or withholding of any Taxes for which the payor is

EXECUTION VERSION

required to pay additional amounts pursuant to this Agreement.  If the payee pays any Taxes or other amounts that the payor is required to pay pursuant to this Section 6.03, the payor shall reimburse it on demand in full in the currency in which such Taxes or other amounts are paid.

Section 6.04  Further Actions.  Subject to the terms and conditions herein provided, each of the Parties hereto agrees to use its reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under all Applicable Laws to consummate and make effective the transaction contemplated by this Agreement.

Section 6.05  Rebranding.  (a) As soon as reasonably practicable after the Closing and in any event by December 31, 2017, the Buyers shall:

(i)change the name of each of the Company and Holdco to a name which does not include the (i) CARBO Letters, (ii) any translation or transliteration of the CARBO Letters, (iii) any trademark, trade name or other mark belonging to the Sellers or their Affiliates, or (iv) any letters, trade name or trademark substantially or confusingly similar to any of the foregoing; and

(ii)cease to use or display, or assist others to use or display, any trademarks owned by the Sellers or their Affiliates (including any translation or transliteration thereof) or any mark or word which is substantially or confusingly similar therewith, whether as part of the Company’s (or Holdco’s) name, as trade names, trademarks, logos, domain names or otherwise.

(b)The Company and Holdco are hereby entitled to continue using until December 31, 2017 all “carbo.ru” and “carbo.com” email addresses (the “Old Email Addresses”) and email boxes (the “Old Email Boxes”) used by the Company, Holdco or their employees before the Closing (the “Post-Closing Use”), provided that the Buyers shall instruct the employees of the Company to forward any New Incoming Emails that relate to the business of CARBO Delaware or any of its Affiliates to the email address notified by a Seller to the Buyers for such purpose. The Post-Closing Use includes in particular: (i) full access to the information (including emails) stored in the Old Email Boxes including the right to copy, delete, amend, send (resend) or otherwise use this information, (ii) redirection of all incoming emails (the “New Incoming Emails”) from the Old Email Addresses to the email addresses to be notified by any of the Buyers to the Sellers (with or without copying of such incoming emails to the Old Email Boxes – this to be decided by the Buyers at their sole discretion and to be notified to the Sellers).  The Sellers shall procure (i) the Post-Closing Use free of charge, (ii) that from the Closing no person or entity (including the Sellers and their employees) will have access to the information stored in the Old Email Boxes or to the New Incoming Emails except for the Company, Holdco or persons authorized by the Buyers (by notifying the Sellers of such persons), (iii) the deletion of all information from the Old Email Boxes (including all New Incoming Emails) without keeping any copies thereof (or parts thereof) upon expiration of the above specified period or earlier at the request of a Buyer with a provision of a written confirmation on the deletion of all information.

(c)For the avoidance of any doubt, the Company, Holdco, the Buyers and their Affiliates are entitled after the expiration of the above specified period and without any time limitations:

EXECUTION VERSION

(i)to use the current company names of the Company and Holdco (the “Old Names”) for reporting, information disclosure or in other cases when it is required by applicable law or in relation to any ongoing proceedings or matters that were commenced prior to the change of the company names (as required above) where it is difficult or impractical or impossible to use the new company names;

(ii)to mention the Old Names in their documents, websites, or otherwise with reference that the Old Names were some time ago company names of the Company and Holdco;

(iii)to keep and use without any restrictions or limitations all the documents containing references to or mention of the Old Names and issued prior to the change of the company names (including reports, financial statements, etc.).

Section 6.06  Licensing.

(a)Subject to the provisions of Section 6.05 (Rebranding), at Closing, the Sellers shall procure the execution of a new patent and know-how use license agreement between the Company and CARBO Ceramics Inc. (in the form attached hereto as Exhibit B) to ensure that the Company is licensed to the extent necessary to be able to do business in the same manner as conducted by the Company before the Closing (the “License Agreement”).

(b)The Sellers and their Affiliates shall give all reasonable assistance to the Buyers to procure the registration of the License Agreement upon its execution in accordance with all Applicable Laws.

Section 6.07  Non-Solicitation.

(a)From the date hereof until the 3rd (third) anniversary of the Closing Date, the Sellers shall not, and shall cause its Affiliates not to, directly or indirectly, without the prior written consent of the Buyers, solicit or induce any Key Employee (i) to become employed or engaged (whether as an employee, consultant or otherwise) by any Seller and/or its Affiliates (whether or not such employment or engagement would be in breach of his/her employment or other obligations) or (ii) to cease or modify their relationships with the Company in a manner adverse to the Company.

(b)If at any time any provision of Section 6.07 is or becomes illegal, invalid or unenforceable under the Applicable Laws of any jurisdiction, but would be legal, valid and enforceable if any part of that provision were deleted or the period or area of its application were reduced, such provision shall apply with such modification as may be necessary to make it legal, valid and enforceable.

EXECUTION VERSION

Article VII
CONDITIONS PRECEDENT

Section 7.01  Conditions Precedent for the Sellers and the Buyer.  The obligations of the Sellers and the Buyers to consummate the transaction contemplated hereby are subject to:

(a)the satisfaction prior to the Closing Date of the condition that Competition Approval has been obtained and remains in effect; and

(b)no litigation has been initiated by any Governmental Authority in respect of the transaction contemplated hereby which has not been withdrawn and which would, if successful, prohibit or cause the consummation of such transaction to be unlawful; and

(c)no Governmental Authority has issued any ruling or decree (including an order of a court upon litigation brought by a third party), which remains outstanding and in force, that prohibits Closing hereunder.

Section 7.02  Conditions Precedent for the Buyer.  The obligation of the Buyers to purchase the Purchase Shares is subject to the satisfaction at or prior to the Closing Date of each of the following conditions (unless satisfaction of any such condition is expressly waived, in whole or in part, by the Buyers in writing):

(a)Warranties.  Notwithstanding any disclosure in the Second Disclosure Letter, no Critical Warranty shall be untrue or inaccurate in any respect when made or when repeated as of the Closing Date, and no other Warranty of the Sellers shall be untrue or inaccurate when made or when repeated as of the Closing Date to the extent, in the case of such other Warranties only (and not the Critical Warranties), that a Significant Loss arises.  For the purposes of this Section 7.02(a), a “Significant Loss” arises if the matter, event or circumstance that gives rise to the Warranty being untrue or inaccurate may reasonably be expected to result in one or more Warranty Claims which amount (in aggregate if more than one) to 20% (or more) of the Purchase Price.

(b)Performance.  Each Seller shall have performed and complied with, in all material respects, the agreements, covenants, conditions and obligations required by this Agreement.

(c)Holdco Financial Indebtedness.  As of Closing, Holdco has no Financial Indebtedness and its net working capital (as calculated under IFRS and with reference to the relevant line items in respect of all accounts payable and accounts receivable in its financial statements) equals to zero.

(d)No Material Adverse Effect.  Since the Signing Date, no event or circumstance shall have occurred or arisen that has a Material Adverse Effect (including no such event or circumstance has been disclosed in the Second Disclosure Letter).

Section 7.03 Conditions Precedent for the Sellers.  The obligation of the Sellers to consummate the transaction contemplated hereby is subject to the satisfaction at or prior to the Closing Date of each of the following conditions (unless satisfaction of any such condition is expressly waived, in whole or in part, by the Sellers in writing):

EXECUTION VERSION

(a)Warranties.  Each of the warranties of each Buyer shall be true and accurate, in each case when made and as of the Closing Date as if made at and as of such time.

(b)Performance.  Each Buyer shall have performed and complied with, in all material respects, the agreements, covenants, conditions and obligations required by this Agreement.

(c)Transfer.  Each Buyer has provided to the Sellers the information necessary for the submission by the Sellers of a transfer order for the transfer of the Purchase Shares to such Buyer under this Agreement.

Section 7.04  Satisfaction of Conditions Precedent.  The Sellers and the Buyers shall use their reasonable efforts to procure that the condition in Section 7.01(a) is satisfied as soon as reasonably practicable after the date hereof and shall promptly notify each other of the satisfaction of such condition, together with evidence as may be reasonably requested by the other Parties. The Sellers shall use their reasonable efforts to procure that the conditions in Section 7.02 are satisfied as soon as reasonably practicable after the date hereof and shall promptly notify the Buyers of the satisfaction of each such condition, together with evidence as may be reasonably requested by the Buyers.  The Buyers shall use their reasonable efforts to procure that the conditions in Section 7.03 are satisfied as soon as reasonably practicable after the date hereof and shall promptly notify the Sellers of the satisfaction of each such condition, together with evidence as may be reasonably requested by the Sellers.

Article VIII
TERMINATION

Section 8.01  Termination.    Notwithstanding anything herein or elsewhere to the contrary, this Agreement may be terminated and the transactions contemplated herein may be abandoned at any time prior to Closing:

(a)by written agreement of the Parties;

(b)by a Buyer if:

(i)the Closing shall not have occurred on or before the Long Stop Date provided, however, that the Buyers may not terminate this Agreement pursuant to this Section 8.01(b)(i) if the failure of the Buyers to perform any of the agreements, covenants and obligations required to be performed at or prior to the Closing by the Buyers, or the failure of the Buyers to satisfy any condition precedent, has been the primary cause of, or the primary factor that resulted in, the failure of the Closing to occur on or before such date;

(ii)a Seller materially breaches or fails to perform or comply with any of its covenants and agreements contained herein; or

(iii)an event or circumstance has occurred or arisen since the Signing Date that has a Material Adverse Effect; or

(iv)there is a material breach by the Sellers of any of the Critical Warranties.

EXECUTION VERSION

(c)by a Seller if:

(i)the Closing shall not have occurred on or before the Long Stop Date provided, however, that the Sellers may not terminate this Agreement pursuant to this Section 8.01(c)(i) if the failure of the Sellers to perform any of their agreements, covenants and obligations required to be performed at or prior to the Closing, or the failure of the Sellers to satisfy any condition precedent, has been the primary cause of, or the primary factor that resulted in, the failure of the Closing to occur on or before such date; or

(ii)a Buyer materially breaches or fails to perform or comply with any of its covenants and agreements contained herein; or

(iii)there is a material breach by a Buyer of any of its warranties; or

(iv)the Advance has not been timely paid and remains unpaid.

Section 8.02  Effect of Termination.  In the event of the termination of this Agreement as provided in Section 8.01, written notice thereof shall forthwith be given to the other Parties specifying the provision hereof pursuant to which such termination is made.  The Parties shall have no further liability or obligation under this Agreement except in respect of claims which arose before or gave rise to termination.  The following provisions of this Agreement shall survive termination and remain in full force and effect:  Article I (Definitions), Section 2.02 (Advance), this Section 8.02, Section 9.01 (Limitations on Liability), Article X (Miscellaneous) and Article XI (Governing Law and Arbitration).

Article IX
LIMITATIONS ON LIABILITY

Section 9.01  Limitations on Liability.

(a)Minimum Claim. None of the Sellers shall have any liability in respect of any Warranty Claim made by the Buyers (other than in respect of any of the Critical Warranties and the Tax Warranties for which this paragraph (a) shall not apply):  (i) if such Warranty Claim is less than US$100,000 (one hundred thousand U.S. dollars) (“De Minimis Claims”); and (ii) unless and until the liability in respect of the Warranty Claim when aggregated with the liability in respect of all other Warranty Claims made by the Buyer (excluding De Minimis Claims and excluding Claims in respect of the Critical Warranties and the Tax Warranties) exceeds US$1,000,000 (one million U.S. dollars), in which case the Buyers may claim for the whole amount and not merely the excess.

(b)Maximum Liabilities.

(i)The maximum aggregate liability of the Sellers in respect of any and all Claims shall not exceed the Purchase Price.

(ii)Without prejudice to paragraph (i) above, the aggregate liability of the Sellers for Warranty Claims (other than in respect of any of the Critical Warranties and the Tax Warranties for which this paragraph (ii) shall not apply) shall not exceed 50% of the Purchase Price.

EXECUTION VERSION

(c)Application of Cash. The Parties agree that the amount of cash held by the Target Companies at Closing may be applied by the Sellers to offset any Claims.

(d)Time Limitations.  The Sellers will not be liable in respect of:

(i)a Warranty Claim (other than in respect of the Tax Warranties and the Critical Warranties) unless a Buyer has served a written notice on the Sellers on or before 30 June 2019;

(ii)any Claims in respect of the Tax Warranties unless a Buyer has served a written notice on the Sellers on or before 30 June 2021;

(iii)any other Claims (including any Claim in respect of the Critical Warranties) unless a Buyer has served a written notice on the Sellers on or before 30 June 2020,

in each case setting out in reasonable detail the facts, matters or circumstances giving rise to the Claim, and the relevant Buyer’s then best estimate of the amount of the Claim, and provided further that such Buyer has properly issued and served proceedings in respect of any Claim:

(A)where a Claim relates to a contingent liability or a liability which is not capable of being quantified, within six (6) months of such liability ceasing to be contingent and becoming an actual liability, or of such liability becoming capable of being quantified, as the case may be; or

(B)in all other cases, within six (6) months of serving such written notice.

(e)No Liability for Consequential or Indirect Damages.  No Party shall be liable to the other Party (including under any Warranty Claim) for any loss of business, goodwill, contracts, profits or revenue or for any consequential, incidental, special or indirect loss or damage or punitive or exemplary damages.

(f)Boxing of Tax Warranties.  Each Buyer acknowledges and agrees that the only Warranties given in relation to Taxation are the Tax Warranties, and no claim can be made in relation to Tax under any Warranty that is not a Tax Warranty.

(g)Matters Disclosed. No Seller shall be liable for any Warranty Claim (other than in respect of a Critical Warranty, for which this paragraph (g) does not apply) if and to the extent that the fact, matter, event or circumstance giving rise to such Warranty Claim has been Fairly Disclosed in the Disclosure Letter or in any of the documents placed in the Data Room.

(h)Matters Provided for in the Financial Statements/Closing Accounts.  No Seller shall be liable for any Warranty Claim if and to the extent that the fact, matter, event or circumstance giving rise to such Warranty Claim is: (i) expressly disclosed, allowed, provided for or reserved for in the Company RAS Annual Financial Statements as of and for the year ending 31 December 2016 or the Holdco IFRS Financial Statements as of and for the year ending 31 December 2016 or (ii) addressed by the Closing Accounts as contemplated by Section 2.04 (Consideration Adjustment).

EXECUTION VERSION

(i)Matters Capable of Remedy.  If a fact or circumstance that gives rise to a Claim is capable of remedy, the Sellers will not be liable in respect of that Claim to the extent that the relevant breach is remedied within thirty (30) calendar days following notification of the fact or circumstance by a Buyer to the Sellers under paragraph (d) above.

(j)Contingent Liabilities.  If any Claim is based upon a liability which is contingent only, the Sellers shall not be liable unless and until such contingent liability gives rise to an obligation to make a payment. This is without prejudice to the right of a Buyer to give notice of the Claim in accordance with Section 9.01(d) before such time.

(k)No liability for Warranty Claims arising from acts or omissions of Buyers.  No Seller shall be liable for any Warranty Claim to the extent that it would not have arisen but for, or has been increased or not reduced as a result of, any voluntary, act, omission or transaction carried out by a Buyer and/or its Affiliates.

(l)No Liability for Retrospective Legislation or Changes in Rates of Tax.  The Sellers shall not be liable in respect of any Claims to the extent that such Claims are attributable to, or such Claims are increased as a result of, any legislation not in force at the date hereof or to any change of law, rates of tax, regulation, directive, requirements or administrative practice, which in each case is not in force at the date hereof.

(m)No Double Recovery.  No Buyer shall be entitled to recover damages or obtain payment, reimbursement, restitution or indemnity more than once in respect to one shortfall, damage, deficiency, breach or other set of circumstances that give rise to one or more Claims.

(n)Subsequent Recovery.  Where a Seller has made a payment in discharge to a Buyer in relation to any Warranty Claim and any Buyer (including the Target Companies) is entitled to recover (whether by insurance, payment, discount, credit, relief or otherwise) from a third party a sum which indemnifies or compensates any Buyer (in whole or in part) in respect of the liability or loss which is the subject of a Warranty Claim, each Buyer shall: (i) promptly notify such Seller of the fact and provide such information as the Seller may reasonably require; (ii) take all reasonable steps or proceedings as such Seller may require to enforce such right; and (iii) pay to the relevant Seller(s) as soon as reasonably practicable after receipt any amount recovered in excess of the Losses incurred by the Buyers (taking into account such payment in discharge), less any reasonable costs and expenses incurred by a Buyer or its Affiliate (if any) in recovering or receiving the same and any Tax suffered on the recovery or receipt thereof.

(o)Duty to Mitigate.  Each Buyer shall use reasonable steps to avoid or mitigate any loss or damage which it may suffer in consequence of any breach by a Seller of the terms of this Agreement.

(p)No Exclusion for Fraud.  Nothing in this Agreement shall limit or exclude the liability of any Party in the case of its fraud.

(q)Remedies under Contract.  Each Buyer acknowledges and agrees that the only remedy available to it for breach of any provision of this Agreement shall be for damages in breach of contract under the terms of this Agreement, and not rescission of this Agreement or damages in tort or under any statute (whether under the Misrepresentation Act 1967 or otherwise) nor any other remedy.

EXECUTION VERSION

Section 9.02 Conduct of Claims.  If a Buyer becomes aware of any claim, action or demand made against it by a third party that could give rise to a Claim (a “Third Party Claim”):

(a)such Buyer shall, as soon as reasonably practicable, notify the Sellers setting out the relevant facts and circumstances relating to the Third Party Claim (to the extent such information is available to such Buyer);

(b)such Buyer shall keep the Sellers informed of all material developments in relation to the Third Party Claim (to the extent such information is available to such Buyer); and

(c)such Buyer shall make no settlement or compromise or admission or liability relating to the Third Party Claim without the prior written consent of the Sellers, which consent shall not be unreasonably withheld or delayed.

Article X
MISCELLANEOUS

Section 10.01  Waivers and Amendments.  No modification of or amendment to this Agreement shall be valid unless set forth in an instrument in writing signed by each of the Parties. Any waiver of any term or condition of this Agreement must be set forth in an instrument in writing signed by the waiving Party and must refer specifically to the term or condition to be waived and to the circumstances of such waiver.  No such waiver shall be deemed to constitute a waiver applicable either to other circumstances involving the same term or condition or to any other term or condition of this Agreement.

Section 10.02  Notices.

(a)All notices, consents and other communications hereunder shall be in writing and in the English language and shall have been duly given:

(i)when delivered by hand or by courier; or

(ii)when successfully transmitted by electronic mail (with a confirming copy of such communication to be sent as provided in paragraph (a)(i)),

to the Party for whom intended, at the address or e-mail address of such Party set forth below (or at such other address or e-mail address for a Party as shall be specified by like notice):

(A)	If to the Sellers:

Attention:	Ernesto Bautista III and Christopher Powel
Address:	CARBO Ceramics Inc. Energy Center II 575 N. Dairy Ashford Rd. Suite 300 Houston, Texas, USA TX 77079

EXECUTION VERSION

E-mail addresses:	ernesto.bautista@carboceramics.com; christopher.powell@carboceramics.com with a copy to:

Attention:	Scott Senecal and Maxim Izvekov
Address:	Cleary Gottlieb Steen & Hamilton LLC Paveletskaya Square 2/3 Moscow 115054
E-mail address:	ssenecal@cgsh.com; mizvekov@cgsh.com

(B)	If to the Buyers:

Attention:	Yury A. Semenov
Address:	Petro Welt Technologies AG Kärntner Ring 11-13, 1010 Vienna, Austria
E-mail address:	Yury.Semenov@pewete.com

with a copy to:

Attention:	Alyona Kucher
Address:	Debevoise & Plimpton LLP Business Center Mokhovaya 4/7 Vozdvizhenka St., bldg. 2 Moscow, 125009
E-mail address:	ankucher@debevoise.com

(b)Any notice or other communication not received on a Business Day in the city of the recipient or received after 17:00 hours local time on a Business Day in the city of the recipient shall be deemed to be received on the next following Business Day in the city of the recipient.

Section 10.03  Counterparts.  This Agreement may be executed in multiple counterparts, all of which shall together be considered one and the same agreement.

Section 10.04  Entire Agreement.

(a)This Agreement (including the documents and the instruments referred to herein) constitutes the entire agreement and supersede all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof.  In the event of any inconsistency between this Agreement and any document executed or delivered to effect the purposes of this Agreement, this Agreement shall govern as among the Parties.

(b)Each Party confirms on behalf of itself and its Affiliates that in entering into this Agreement it has not relied on any representation, warranty, assurance, covenant, indemnity, undertaking or commitment which is not expressly set out or referred to in this Agreement.

EXECUTION VERSION

Section 10.05  Severability.

(a)If for any reason one or more of the provisions or undertakings of this Agreement shall be held to be invalid but would have been held to be valid if part of the wording of the same was deleted or the period or scope of the same reduced, then the said provisions or undertakings of this Agreement shall apply with such deletion or modification as may be necessary to make them valid and effective.

(b)Without prejudice to Section 10.05(a), the illegality, invalidity or unenforceability of any provision of this Agreement under the laws of any jurisdiction shall not affect its legality, validity or enforceability under the laws of any other jurisdiction, nor the legality, validity or enforceability of any other provisions of this Agreement.  The Parties shall then use all reasonable endeavours to replace the illegal, invalid or unenforceable provisions by a legal, valid and enforceable substitute provision the effect of which is as close as possible to the intended effect of the illegal, invalid or unenforceable provision.

Section 10.06  Confidentiality.

(a)The Parties agree that the existence and contents of this Agreement, the transactions contemplated hereby, and the information relating to such transactions (including the information shared with a Buyer during its due diligence process) (the “Information”) is confidential and disclosure thereof shall be limited to the Parties and the Parties’ Affiliates and their respective employees, agents, representatives or advisors, as applicable, on a need-to-know basis for the sole purpose of implementing the proposed transactions. The Parties shall take reasonable steps to assure that their Affiliates, employees, agents, representatives and advisors comply with the provisions of this Section 10.06.

(b)In the event that a Party is required by legal process, a Governmental Authority or otherwise by operation of law to disclose any of the Information, it shall provide prompt notice of such requirement to the other Parties so that the other Parties may seek a protective order or other appropriate remedy.  Such Party will disclose only that portion of the Information which it is legally required to disclose.  Such Party may also rely on advice of legal counsel with respect to its obligations of disclosure as contemplated in this Section 10.06.

(c)The obligations of the Parties provided for in this Section 10.06 shall survive two (2) years after the termination of this Agreement.

(d)The provisions of Section 10.06(a) will not apply to the Information:

(i)which is or becomes generally available to the public;

(ii)which is or becomes lawfully available from a source other than the Parties or their representatives without any obligation restricting use or disclosure; or

(iii)which that Party lawfully possessed prior to obtaining it from another Party.

EXECUTION VERSION

(e)Subject to paragraph (b) above, no Party will make or cause to be made any press or public announcements about this Agreement, its subject matter or the transactions contemplated hereby; unless otherwise mutually agreed.  In any event, the form and content of any announcement shall be jointly reviewed by the Parties.

Section 10.07  Third Party Rights.  No term of this Agreement may be enforced by a person who is not a Party to this Agreement pursuant to the Contracts (Rights of Third Parties) Act 1999 or otherwise.

Section 10.08  Assignment.  Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the Parties (whether by operation of law or otherwise) without the prior written consent of the other Parties, and any assignment in contravention of this requirement shall be null and void.  This Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective permitted successors and assigns.

Section 10.09  Expenses.  Each Party to this Agreement shall bear its own expenses incurred in connection with the negotiation, preparation, execution and performance of this Agreement.

Section 10.10  Language.  Although this Agreement may be translated into other languages, any non-English version of this Agreement is for informational purposes only.  In the event of any discrepancies between the English and any non-English version of this Agreement or any dispute regarding the interpretation of any provision in the English or any non-English version of this Agreement, the English version of this Agreement shall prevail and questions of interpretation shall be addressed solely in the English language.

Section 10.11  Conversion.  Any amounts to be paid under this Agreement shall be paid in U.S. Dollars (unless the Parties agree otherwise). If any amounts require to be converted from U.S. Dollars to Rubles or from Rubles to U.S. Dollars in connection with this Agreement, the Parties shall use the applicable US$ Conversion Rate.

Section 10.12  Agreement Survives Closing.  This Agreement (other than obligations that have already been fully performed) remains in full force after Closing. The rights and remedies of the Parties shall not be affected by Closing.

Section 10.13  No Partnership. Nothing in this Agreement or in any document referred to in it shall constitute any of the Parties a partner of any other, nor shall the execution, and implementation of this Agreement confer on any Party any power to bind or impose any obligations to any third parties on the other Party or to pledge the credit of the other Party.

Article XI
GOVERNING LAW AND ARBITRATION

Section 11.01  Governing Law.  This Agreement and all non-contractual or other obligations arising out of or in connection with it shall be governed by and construed in accordance with English law, without reference to its principles of conflicts of law.

EXECUTION VERSION

Section 11.02  Arbitration.

(a)The Parties agree that any dispute or difference of whatever nature howsoever arising out of, or in connection with, this Agreement (including a dispute or difference as to the breach, existence, termination or validity of this Agreement) (each, a “Dispute”) shall (regardless of the nature of the Dispute) be referred to and finally settled by arbitration at the London Court of International Arbitration (the “LCIA”) in accordance with the LCIA Arbitration Rules (the “Rules”) (which rules are deemed to be incorporated by reference into this Section 11.02).

(b)The arbitration shall be conducted by three (3) arbitrators (the “Arbitral Tribunal”).  The claimant(s) shall nominate one arbitrator; the respondent(s) shall nominate jointly the second arbitrator; and a third arbitrator, who shall serve as Chairman, shall be appointed by the two Party-appointed arbitrators within thirty (30) calendar days of the confirmation of the nomination of the second arbitrator.  If any arbitrator has not been nominated within the time limits specified herein and in the Rules, then such arbitrator shall be appointed by the LCIA in accordance with the Rules.  In the event an appointed arbitrator may not continue to act as an arbitrator of such panel, then the Party(ies) that appointed such arbitrator shall have the right to appoint a replacement arbitrator in accordance with the provisions of this Section 11.02.  The seat of arbitration shall be London, England.  The arbitration proceedings shall be conducted and the award or decision (the “Award”) of the arbitrators shall be rendered in the English language.

(c)In addition to the authority conferred on the arbitration tribunal by the Rules, the arbitration tribunal shall have the authority to order such production of documents as may reasonably be requested by each of the Parties to the arbitration or by the tribunal itself.  In addition to the authority conferred on the arbitration tribunal by the Rules, the arbitration tribunal shall have the authority to make such orders for interim relief, including injunctive relief, as it may deem appropriate.  The Parties agree that any ruling by the arbitration tribunal on interim measures shall be deemed to be a final award with respect to the subject matter thereof and shall be fully enforceable as such.

(d)The arbitrators shall have the authority to assess the costs and expenses of the arbitration proceeding (including, but not limited to, attorneys’ fees and expenses) against one or more of the non-prevailing Parties in whatever manner or allocation the arbitrators deem appropriate.

(e)By agreeing to arbitration, the Parties do not intend to deprive any court of its jurisdiction to issue a pre-arbitral injunction, pre-arbitral attachment or other order in aid of arbitration proceedings and the enforcement of any Award.  Without prejudice to such provisional remedies as may be available under the jurisdiction of a national court, the Arbitral Tribunal established hereunder shall have full authority to grant provisional remedies, to order that a Party request that a national court vacate or modify any provisional relief granted by such court, and to award damages for the failure of any Party to respect the Arbitral Tribunal’s orders to that effect.

(f)The Award shall be final and binding upon the Parties as from the date rendered, and shall be the sole and exclusive remedy between the Parties regarding any Disputes presented to the Arbitral Tribunal.  Judgment upon any Award may be entered in any court having jurisdiction thereof.

EXECUTION VERSION

(g)The Parties waive any rights of application or appeal to any court or tribunal of competent jurisdiction to the fullest extent permitted by law in connection with any question of law arising in the course of arbitration or with respect to any Award made except for actions to enforce this Agreement to arbitrate or an arbitral Award and except for actions seeking interim or other provisional relief to prevent irreparable harm or in aid of arbitration proceedings in any court of competent jurisdiction.

(h)Any monetary award shall be made and payable free of any tax, deduction or offset.  Each Party against which the Award assesses a monetary obligation shall pay that obligation on or before the thirtieth (30th) calendar day following the date of the Award or such other date as the Award may provide. The Arbitral Tribunal shall have the authority to award any remedy or relief proposed by a claimant or respondent in accordance with the terms of this Agreement, including a declaratory judgment, specific performance of any obligation created under this Agreement or the issuance of an injunction.

(i)If more than one arbitration is begun under this Agreement, any Arbitral Tribunal constituted under this Agreement may, upon request of any Party to any of the arbitration proceedings, make an order, with the approval of the LCIA, if it considers it appropriate in the interests of justice and efficiency, that the ongoing arbitration proceedings be consolidated in one set of arbitration proceedings (a “Consolidation Order”). Any such request shall be made as soon as reasonably practical with written notice to all Parties to the arbitration proceedings concerned. If two or more Arbitral Tribunals constituted under this Agreement make a Consolidation Order, the Consolidation Order made first shall prevail. If two or more arbitration proceedings are consolidated under a Consolidation Order, the Arbitral Tribunal having first made the Consolidation Order shall proceed as the Arbitral Tribunal in the consolidated proceedings. The appointment of the other Arbitral Tribunal(s) shall terminate upon making of the Consolidation Order by the first Arbitral Tribunal and the other Arbitral Tribunal(s) shall be deemed to be functus officio, and the first Arbitral Tribunal shall have responsibility for determining how the cost of all other consolidated proceedings are allocated amongst the Parties. The Parties to any disputes which are the subject of a Consolidation Order shall be deemed to have participated in the constitution of the Arbitral Tribunal in the consolidated proceedings and agree that they shall be bound by any award made by the Arbitral Tribunal in the consolidated proceedings.

(j)Without prejudice to Section 11.02(i) above, claims arising out of or in connection with this Agreement may be made in a single arbitration.

[Remainder of page intentionally left blank.  Signature page follows.]

EXECUTION VERSION

IN WITNESS WHEREOF, the Parties have duly executed this Agreement on the date first written above.

Petro Welt Technologies AG
/s/ Yury A. Semenov
Name:Yury A. Semenov
Title: CEO

/s/ Valeriy V. Inyushin
Name:Valeriy V. Inyushin
Title: CFO
PeWeTe Evolution Limited
/s/ Androulla Papadopoulou
Name:Androulla Papadopoulou
Title: Director

/s/ Eliana Giannakou Hadjisavva
Name:Eliana Giannakou Hadjisavva
Title: Director
CARBO Ceramics (Mauritius) Inc.
/s/ Ernesto Bautista III
Name:Ernesto Bautista III
Title: Director
[seal]
CARBO LLC
/s/ Ernesto Bautista III
Name:Ernesto Bautista III
Title: Vice President and Treasurer

EXECUTION VERSION

Exhibit B
Patent and Know-how Use License Agreement

PATENT (INVENTIONS) & KNOW-HOW USE LICENSE AGREEMENT	ЛИЦЕНЗИОННЫЙ ДОГОВОР О ПРЕДОСТАВЛЕНИИ ПРАВА ИСПОЛЬЗОВАНИЯ ПАТЕНТОВ (ИЗОБРЕТЕНИЙ) И НОУ-ХАУ

This Patent (Inventions) & Know-how Use License Agreement (the “Agreement”) is made on ________________________, by and between CARBO Ceramics Inc., a legal entity incorporated and existing under the laws of Delaware with its registered address at Corporation Trust Center 1209 Orange St., Wilmington, DE  19801, U.S., postal address:  575 N. Dairy Ashford Rd., Ste. 300, Houston, Texas, U.S. 77079 (“Licensor”), and CARBO Ceramics (Eurasia) LLC, a legal entity incorporated and existing under the laws of the Russian Federation, having its registered address at 11 Etkulsky Road, Kopeysk, Chelyabinsk Region, 456658 Russian Federation (“Licensee”), (individually a “Party” and collectively the “Parties”).

Настоящий Лицензионный договор о предоставлении права использования патентов (изобретений) и ноу-хау («Договор») заключен ________________________ КАРБО Керамикс Инк. (CARBO Ceramics Inc.), юридическим лицом, учрежденным и существующим в соответствии с законодательством штата Делавэр, зарегистрированным по адресу США, 19801, штат Делавэр, Вильмингтон, Орандж Стрит, 1209, Корпорейшн Траст Центр (Corporation Trust Center 1209 Orange St., Wilmington, DE 19801, U.S.), почтовый адрес: США, 77079, штат Техас, Хьюстон, Оф. 300, Н. Дэйри Эшфорд Роуд, 575 (575 N. Dairy Ashford Rd., Ste. 300, Houston, Texas, U.S. 77079) («Лицензиар»), и ООО «КАРБО Керамикс (Евразия)», юридическим лицом, учрежденным и существующим в соответствии с законодательством Российской Федерации, зарегистрированным по адресу Российская Федерация, 456658, Челябинская обл., г. Копейск, Еткульский пр-д, д. 11 («Лицензиат»), (по отдельности именуемыми «Сторона», а совместно – «Стороны»).

RECITALS	ПРЕАМБУЛА
WHEREAS, Licensor is the owner of the Technology (as defined below) related to the production of ceramic proppant on the territory of the Russian Federation;	ПОСКОЛЬКУ Лицензиар является собственником Технологии (согласно определению ниже), связанной с производством керамических проппантов на территории Российской Федерации;
WHEREAS, Licensee desires to obtain, and Licensor has agreed to grant, the right to use the Technology under the terms of this Agreement.	ПОСКОЛЬКУ Лицензиат желает получить, и Лицензиар соглашается предоставить, право использования Технологии в соответствии с условиями настоящего Договора,
NOW, THEREFORE, in consideration of the promises and of the mutual agreements herein contained, the Parties hereby agree as follows:	НАСТОЯЩИМ, ТЕМ САМЫМ, учитывая обязательства и взаимные договоренности, содержащиеся в настоящем Договоре, Стороны подписали соглашение о нижеследующем:

EXECUTION VERSION

ARTICLE 1 DEFINITIONS	СТАТЬЯ 1. ОПРЕДЕЛЕНИЯ
Section 1.1. Definitions. For purposes of this Agreement, the following terms have the meanings specified or referred to in this Section 1.1.	Пункт 1.1 Определения. Для целей настоящего Договора следующие термины имеют значения, указанные или упомянутые в настоящем Пункте 1.1.

“Affiliate” means with respect to any Person: (i) any Person in which such first Person has a direct or indirect Controlling Interest; (ii) any other Person that directly, or through one or more intermediaries, is a Controlling Person of such first Person; and (iii) any other Person that has the same direct or indirect Controlling Person as such first Person.

«Аффилированное лицо» означает в отношении любого Лица: (i) любое Лицо, в котором такое первое Лицо владеет прямо или косвенно Контролирующей долей участия; (ii) любое иное Лицо, которое прямо или через одного или более посредников является  Контролирующим лицом такого первого Лица; и (iii) любое иное Лицо, которое имеет, прямо или косвенно, то же Контролирующее лицо, что и такое первое Лицо.

“Applicable Law” means with respect to any Person, any domestic or foreign law, ordinance, policy, guidance, rule, administrative interpretation, regulation, order, writ, injunction, directive, judgment, decree or any requirement of any Governmental Authority, in each case applicable to such Person.

«Применимое право» означает, в отношении любого Лица, любой внутренний или иностранный закон, ордонанс, политику, руководство, норму, административное толкование, положение (регламент), приказ, судебный приказ, судебный запрет, указание (директиву), судебное решение, указ или любое требование любого Государственного органа, в каждом случае применимые к такому Лицу.

“Arbitral Tribunal” has the meaning given to such term in Section 9.7.	«Арбитраж» имеет значение, приведенное для данного термина в Пункте 9.7.
“Award” has the meaning given to such term in Section 9.7.	«Арбитражное решение» имеет значение, приведенное для данного термина в Пункте 9.7.
“Bank of Russia” means the Central Bank of the Russian Federation.	«Банк России» означает Центральный банк Российской Федерации.
“Consolidation Order” has the meaning given to such term in Section 9.7.	«Приказ об объединении» имеет значение, приведенное для данного термина в Пункте 9.7.

EXECUTION VERSION

“Controlling Interest” means: (a) the ownership or control, direct or indirect, of 50% or more of the issued share capital or voting rights of a Person; (b) an ownership interest of 50% or more of a partnership or being the general partner of a partnership; (c) a right to appoint a majority of directors, executive officers or other applicable governing body of a Person; or (d) the legal power to direct or cause the direction of the general management and policies of a Person.

«Контролирующая доля участия» означает: (a) собственность или контроль, прямые или косвенные, в отношении 50% или более от выпущенного акционерного капитала или прав голоса Лица; (b) долю участия в размере 50% или более в товариществе, или статус полного товарища в товариществе; (c) право назначать большинство директоров, исполнительных должностных лиц или членов иного применимого органа управления Лица; или (d) правомочие определять направление или обеспечивать определение направления общего управления и политики Лица.

“Controlling Person” means, with respect to any Person (other than a natural person), any other Person which has a Controlling Interest in such Person.	«Контролирующее лицо» означает, в отношении любого Лица (помимо физических лиц), любое иное Лицо, обладающее Контролирующей долей участия в таком Лице.
“Dispute” has the meaning given to such term in Section 9.7.	«Спор» имеет значение, приведенное для данного термина в Пункте 9.7.
“Effective Date” has the meaning given to such term in Section 5.1.	«Дата вступления в силу» имеет значение, приведенное для этого термина в Пункте 5.1.

“Governmental Authority” means any executive, judicial, legislative, administrative, branch, ministry, department, agency, office, organization, authority or other body (including any state pension, medical and social insurance funds) of any federal, national, state or local governmental authority or union of any such government authorities (other than any commercial entity acting in a commercial capacity).

«Государственный орган» означает любой орган исполнительной, судебной, законодательной власти, административный орган, отделение, министерство, департамент, агентство, ведомство, организацию, управление или иной орган (включая любые государственные пенсионные фонды и фонды медицинского и социального страхования) любого федерального, национального, государственного органа или местного государственного органа или объединения любых таких государственных органов (помимо любых коммерческих предприятий, действующих в коммерческих целях).

“Information” has the meaning given to such term in Section 8.1.	«Информация» имеет значение, приведенное для данного термина в Пункте 8.1.

“Improvements” means any modification, adaptation, invention, update or other improvement relating to any item of the Products, component or part thereof, or the Technology, made during the term of this Agreement.

«Усовершенствования» означает любую модификацию, приспособление, изобретение, обновление или иное улучшение, относящиеся к любому Продукту, его компоненту или части, или к Технологии, осуществленные в течение срока действия настоящего Договора.

“Know-how” means information described in Exhibit B.	«Ноу-хау» означает информацию, описанную в Приложении B.

EXECUTION VERSION

“LCIA” has the meaning given to such term in Section 9.7.	«ЛМАС» имеет значение, приведенное для данного термина в Пункте 9.7.
“Patents” means the patents listed in Exhibit A.	«Патенты» означает патенты, перечисленные в Приложении А.

“Person” means an individual, partnership, corporation, business trust, joint stock company, trust, unincorporated association, joint venture, governmental entity or any entity with legal capacity recognized by any Applicable Law.

«Лицо» означает физическое лицо, товарищество, корпорацию, деловой траст, акционерное общество, траст, объединение без образования юридического лица, совместное предприятие, государственный орган или лицо, обладающее правоспособностью, признаваемой любым Применимым правом.

“Products” means the products that are produced by the Licensee as of the date hereof with the use of the Technology.	«Продукты» означает продукты, производимые Лицензиатом по состоянию на дату настоящего Договора с использованием Технологии.
“Rospatent” means the Federal Service for Intellectual Property.	«Роспатент» означает Федеральную службу по интеллектуальной собственности.
“Rubles” or “RUB” means the lawful currency of the Russian Federation from time to time.	«Рубли» или «руб.» означает законную валюту Российской Федерации на соответствующий момент времени.
“Rules” has the meaning given to such term in Section 9.7.	«Регламент» имеет значение, приведенное для данного термина в Пункте 9.7.

“Russian Civil Code” means the Civil Code of the Russian Federation (the Part I dated November 30, 1994, the Part II dated January 26, 1996, the Part III dated November 26, 2001 and the Part IV dated December 18, 2006), as amended.

«ГК РФ» означает Гражданский кодекс Российской Федерации (Часть I от 30 ноября 1994 г., Часть II от 26 января 1996 г., Часть III от 26 ноября 2001 г. и Часть IV от 18 декабря 2006 г.), с учетом изменений и дополнений.

“State Registration” has the meaning given to such term in Section 5.2.	«Государственная регистрация» имеет значение, приведенное для данного термина в Пункте 5.2.
“Technology” means the Patents and the Know-how.	«Технология» означает Патенты и Ноу-хау.
“Territory” means the Russian Federation.	«Территория» означает Российскую Федерацию.
“U.S. Dollars” or “US$” means the lawful currency of the United States of America from time to time.	«Доллары США» или «долл. США» означает законную валюту Соединенных Штатов Америки на соответствующий момент времени.

“US$ Conversion Rate” means, for any date, the official exchange rate for the conversion of U.S. Dollars (US$) into Rubles (RUB) (or Rubles (RUB) into U.S. Dollars (US$), as applicable) quoted by the Bank of Russia for, and effective on, such date.

«Обменный курс доллара США» означает, для любой даты, официальный обменный курс доллара США (долл. США) на рубли (руб.) (или рублей (руб.) на доллары США (долл. США), в зависимости от обстоятельств), установленный Банком России для такой даты и действующий по состоянию на такую дату.

ARTICLE 2 LICENSE	СТАТЬЯ 2. ЛИЦЕНЗИЯ
Section 2.1. Technology License.	Пункт 2.1 Лицензия на Технологию.

EXECUTION VERSION

(a) Subject to Section 2.1(b), the Licensor hereby grants the Licensee an exclusive, non-sublicenseable and non-transferable right and license to:	(a) С учетом Пункта 2.1(b), Лицензиар настоящим предоставляет Лицензиату исключительное, не подлежащее сублицензированию и передаче право и лицензию на:
(i) manufacture Products under or using the Technology within the Territory during the term of this Agreement; and	(i) производство Продуктов по, или с применением, Технологии на Территории в течение срока действия настоящего Договора; и
(ii) market, sell and distribute such Products within the Territory by the Licensee or its Affiliates.	(ii) предложение, продажу и распространение таких Продуктов на Территории Лицензиатом или его Аффилированными лицами.
(b) The Licensor shall have the right to, market, sell and distribute its own products produced under or using the Technology, within the Territory.	(b) Лицензиар обладает правом предлагать, продавать и распространять на Территории свои собственные продукты, произведенные по, или с применением, Технологии.
(c) In connection with such license, the Licensor shall not be required to prepare any drawings, specifications or other documents that are not in the possession of the Licensor.	(c) В связи с такой лицензией Лицензиар не обязан готовить какие-либо чертежи, спецификации или иные документы, которыми Лицензиар не обладает.
(d) In the event that the Agreement is terminated, then this license shall immediately terminate.	(d) В случае прекращения действия настоящего Договора действие лицензии незамедлительно прекращается.

Section 2.2.   Improvements.  If during the term of this Agreement Licensor conceives of or develops any Improvements,  the Licensor shall not be obliged to inform the Licensee on such Improvements or grant the Licensee with a license or any other right to use such Improvements.

Пункт 2.2   Усовершенствования.  Если в течение срока действия настоящего Договора Лицензиар придумывает или разрабатывает какие-либо Усовершенствования, то Лицензиар не обязан уведомлять Лицензиата о таких Усовершенствованиях или предоставлять Лицензиату лицензию или какое-либо иное право на использование таких Усовершенствований.

Section 2.3.   Permits.  The Licensee shall be responsible for obtaining all licenses and permits and for satisfying all formalities as may be required to manufacture,  market,  sell  and  distribute the Products within the Territory in accordance with Applicable Law.

Пункт 2.3   Разрешения.  Лицензиат несет ответственность за получение всех лицензий и разрешений, а также за выполнение всех формальностей, которые могут требоваться для производства, предложения, продажи и распространения Продуктов на Территории в соответствии с Применимым правом.

ARTICLE 3 PAYMENTS	СТАТЬЯ 3. ПЛАТЕЖИ
Section 3.1. Consideration. The license under this Agreement is provided on a free-of-charge basis.	Пункт 3.1 Встречное предоставление. Лицензия по настоящему Договору предоставляется безвозмездно.
Section 3.2. Sale Prices. The Licensee may sell Products at such prices as Licensee, in its sole discretion, shall determine.	Пункт 3.2 Цена продажи. Лицензиат вправе продавать Продукты по таким ценам, которые Лицензиат определит сам по своему исключительному усмотрению.

EXECUTION VERSION

Section 3.3.   Taxes and Duties.  The Licensee shall be solely responsible for and shall pay, or reimburse the Licensor for, all taxes, duties, import deposits,  assessments and other governmental charges, however designated, which are now or hereafter imposed under or by any Governmental Authority or agency, that are associated with (a) the performance by the Licensee of its obligations hereunder, or (b) the Products or their manufacture, sale or use.

Пункт 3.3   Налоги и пошлины.  Лицензиат несет единоличную ответственность и обязанность по уплате или возмещению Лицензиару всех налогов, пошлин, импортных депозитов, отчислений и иных государственных сборов, независимо от их наименования, которые на настоящий момент установлены или будут установлены в будущем любым Государственным органом или ведомством и которые связаны с (a) исполнением Лицензиатом его обязательств по настоящему Договору, или (b) Продуктами или их производством, продажей или использованием.

ARTICLE 4 INTELLECTUAL PROPERTY ENFORCEMENT	СТАТЬЯ 4. ПРИНУДИТЕЛЬНОЕ ИСПОЛНЕНИЕ ПРАВ НА ИНТЕЛЛЕКТУАЛЬНУЮ СОБСТВЕННОСТЬ

Section 4.1.   Enforcement of Intellectual Property Rights.  If the Licensee becomes aware that any intellectual property rights comprising Technology are being infringed or misused by a third party in the Territory, the Licensee shall promptly notify the Licensor of such infringement or misuse. The Licensee shall, at its own expense, bring all necessary actions to cease such infringement or misuse. When the Licensee brings any such action, the Licensor shall provide such reasonable assistance as the Licensee may request. All damages, profits, awards and royalties obtained in connection with such action shall be for the sole benefit of the Licensee.

Пункт 4.1   Принудительное исполнение прав на интеллектуальную собственность.  Если Лицензиату становится известно о нарушении или неправомерном использовании любых прав на интеллектуальную собственность, составляющую Технологию, со стороны третьего лица на Территории, Лицензиат обязан незамедлительно уведомить Лицензиара о таком нарушении или неправомерном использовании. Лицензиат обязан за свой счет подать все необходимые иски для прекращения такого нарушения или неправомерного пользования. При подаче Лицензиатом какого-либо подобного иска Лицензиар обязан оказать такое разумное содействие, которое может запросить Лицензиат. Все убытки, прибыль, взыскания и роялти, полученные в связи с таким иском, принадлежат исключительно Лицензиату.

Section 4.2. Maintenance of Intellectual Property.	Пункт 4.2 Поддержание в силе прав интеллектуальной собственности.
(a) The Licensor hereby grants the Licensee with all rights to keep the Technology valid in the Territory and pay all related necessary fees in the Territory (including patent maintenance fees).

(a)   Лицензиар настоящим наделяет Лицензиата всеми правами, необходимыми для поддержания Технологии в силе на Территории и уплаты всех требуемых в связи с этим платежей на Территории (включая платежи на поддержание в силе патента).

EXECUTION VERSION

(b)   The Licensor hereby authorizes the Licensee to take all necessary actions required to maintain and protect the Technology in the Territory, and the Licensee hereby undertakes to promptly take all such necessary actions (at Licensee’s expense) and waives its rights to recover any costs for them from the Licensor.  The Licensee shall promptly inform the Licensor of all such actions it takes.  The Licensor hereby authorizes the Licensee to take action to prolong the life of the Patents (at the cost of the Licensee), and Licensee shall promptly notify the Licensor of any such action and/or prolongation.

(b)   Лицензиар настоящим уполномочивает Лицензиата совершать все необходимые действия, требуемые для поддержания в силе и охраны Технологии на Территории, и Лицензиат настоящим обязуется оперативно совершать все такие необходимые действия (за счет Лицензиата) и отказывается от прав на взыскание каких-либо расходов на них с Лицензиара. Лицензиат обязан незамедлительно уведомлять Лицензиара обо всех таких совершаемых им действиях. Лицензиар настоящим уполномочивает Лицензиата совершать действия для продления срока Патентов (за счет Лицензиата), и Лицензиат обязан незамедлительно уведомлять Лицензиара о любом таком действии и/или продлении.

ARTICLE 5 EFFECTIVE DATE AND REGISTRATION	СТАТЬЯ 5. ДАТА ВСТУПЛЕНИЯ В СИЛУ И РЕГИСТРАЦИЯ
Section 5.1. Effective Date. This Agreement is effective from the date of its execution (the “Effective Date”).	Пункт 5.1 Дата вступления в силу. Настоящий Договор вступает в силу с даты его заключения («Дата вступления в силу»).
Section 5.2. Registration.	Пункт 5.2 Регистрация.
(a) The license for the use of the Patents under this Agreement is subject to state registration in Rospatent pursuant to Article 1232 of the Russian Civil Code (the “State Registration”).	(a) Лицензия на пользование Патентами по настоящему Договору подлежит государственной регистрации в Роспатенте в соответствии со статьей 1232 ГК РФ («Государственная регистрация»).

(b)   The Licensee shall submit to Rospatent the application for (and all other documents and information necessary for) the State Registration not more than fifteen calendar days after the Effective Date.

(b)   Лицензиат обязан подать в Роспатент заявку на Государственную регистрацию (а также все иные документы и информацию, необходимые для этого) не позднее, чем через пятнадцать календарных дней после Даты вступления в силу.

(c)   Concurrently with the State Registration, the Licensee shall also notify Rospatent on the termination of rights that were granted by the Licensor to the Licensee under the Patent (Inventions) & Know-how Use License Agreement of March 27, 2008 (as amended) and the Trademark Use License Agreement of March 27, 2008 (as amended).

(c)   Одновременно с Государственной регистрацией Лицензиат также обязан уведомить Роспатент о прекращении прав, которые были предоставлены Лицензиаром Лицензиату по Лицензионному договору о предоставлении права использования изобретений и ноу-хау от 27 марта 2008 г. (с учетом изменений) и Лицензионному договору о предоставлении права использования товарного знака от 27 марта 2008 г. (с учетом изменений).

(d) The Licensee shall bear all costs and expenses incurred in its compliance with this Section 5.2.	(d) Лицензиат несет все расходы и затраты, связанные с исполнением его обязательств по настоящему Пункту 5.2.

EXECUTION VERSION

(e) The Licensor shall give all reasonable assistance to the Licensee in connection with registration and notification procedures under paragraphs (b) and (c) above.	(e) Лицензиар обязан оказывать все разумное содействие Лицензиату в связи с процедурами регистрации и уведомления, предусмотренными пунктами (b) и (c) выше.
ARTICLE 6 INDEMNITY	СТАТЬЯ 6. ГАРАНТИЯ ВОЗМЕЩЕНИЯ УБЫТКОВ
Section 6.1. Indemnity.	Пункт 6.1 Гарантия возмещения убытков.

(a)   To the fullest extent permitted by Applicable Law, the Licensor shall not be liable to the Licensee for any costs, expenses, loss or damage (whether direct, indirect or consequential and whether economic or other) arising from the Licensee’s exercise of the rights granted to it under this Agreement.

(a)   В максимальной степени, допустимой в соответствии с Применимым правом, Лицензиар не обязан возмещать Лицензиату какие-либо расходы, издержки, ущерб или убытки (будь то прямые, косвенные или сопутствующие, и экономические или иные), возникающие из осуществления Лицензиатом прав, предоставленных ему по настоящему Договору.

(b)   The Licensee shall indemnify the Licensor against all liabilities, costs, expenses, damages or losses (except for any direct or indirect consequential losses, loss of profit, loss of reputation and all interest, penalties and legal costs (calculated on a full indemnity basis) and all other professional costs and expenses) suffered or incurred by the Licensor arising out of or in connection with this Agreement, including:

(b)   Лицензиат обязуется гарантировать возмещение Лицензиару всех денежных обязательств, расходов, издержек, убытков или ущерба (за исключением любых прямых или косвенных сопутствующих убытков, упущенной выгоды, ущерба репутации и любых процентов, штрафов и расходов на юридические услуги (рассчитанных исходя из полного возмещения убытков) и иных расходов и издержек на привлечение специалистов), понесенных или оплаченных Лицензиаром и возникающих из или в связи с настоящим Договором, включая:

(i) the Licensee’s exercise of the rights granted to it under this Agreement;	(i) осуществление Лицензиатом прав, предоставленных ему по настоящему Договору;

(ii)   the Licensee’s breach or negligent performance or non-performance of this Agreement, including any claim relating to Products manufactured, supplied or put into use by the license under this Agreement;

(ii)   нарушение или небрежное исполнение или неисполнение Лицензиатом настоящего Договора, включая любые права требования, связанные с Продуктами, произведенными, поставленными или запущенными в оборот посредством лицензии по настоящему Договору;

(iii) any claim made against the Licensor by a third party arising out of or in connection with Products.	(iii) любое право требования, заявляемое против Лицензиара третьим лицом и возникающее из или в связи с Продуктами.

EXECUTION VERSION

Section 6.2.   Gross-up.  If a payment due from the Licensee under this Article 6 is subject to tax (whether by way of direct assessment or withholding at its source), the Licensor shall be entitled to receive from the Licensee such amounts as shall ensure that the net receipt, after tax, to the Licensor in respect of the payment is the same as it would have been were the payment not subject to tax.

Пункт 6.2   Перерасчет.  В случае, если платеж, причитающийся от Лицензиата по настоящей Статье 6, облагается налогом (будь то прямо или посредством удержания у его источника), Лицензиар вправе получать от Лицензиата такие суммы, которые обеспечат соответствие суммы чистых поступлений после уплаты налогов в пользу Лицензиара в отношении платежа сумме, которая была бы выплачена, если бы платеж не облагался налогом.

ARTICLE 7 TERM AND TERMINATION	СТАТЬЯ 7. СРОК ДЕЙСТВИЯ И ПРЕКРАЩЕНИЕ ДЕЙСТВИЯ

Section 7.1.   Term.  This Agreement shall remain in force until terminated as contemplated by Section 7.2 and Section 7.3.  The license granted hereunder in respect of particular Patents expires upon the expiration of the relevant Patent, and this Agreement shall terminate when all Patents have expired.

Пункт 7.1   Срок действия.  Настоящий Договор действует до прекращения его действия в соответствии с положениями Пункта 7.2 и Пункта 7.3. Лицензия, предоставленная по настоящему Договору в отношении конкретных Патентов, истекает по истечении соответствующего Патента, и настоящий Договор прекращается по истечении действия всех Патентов.

Section 7.2. Termination. This Agreement may be terminated:	Пункт 7.2 Прекращение действия. Действие настоящего Договора может быть прекращено:
(a) at any time by written agreement of the Parties;	(a) в любой момент путем письменного соглашения Сторон;
(b) fifteen calendar days following written notice from the Licensor to the Licensee in the event that the Licensee has materially breached and not cured its obligations hereunder.

(b)   в течение пятнадцати календарных дней после даты письменного уведомления Лицензиара Лицензиату в случае существенного нарушения и неустранения нарушения Лицензиатом его обязательств по настоящему Договору.

EXECUTION VERSION

Section 7.3.   Effect of Termination.  Upon termination of this Agreement, all then remaining rights in and to the Technology shall revert to the Licensor and the Licensee shall immediately take prompt and effective action to cease use of the Technology and deliver to the Licensor all materials in Licensee's possession disclosing confidential information of the Licensor.  The termination of this Agreement shall otherwise be without prejudice to any rights accruing to either Party under this Agreement prior to the date of termination including the right to seek all legal remedies available to either Party.

Пункт 7.3   Последствия прекращения действия.  После прекращения действия настоящего Договора все сохраняющиеся на тот момент права на, и в отношении Технологии возвращаются Лицензиару, и Лицензиат обязан незамедлительно предпринять оперативные и эффективные меры для прекращения использования Технологии и передачи Лицензиару всех находящихся в распоряжении Лицензиата материалов, содержащих раскрытие конфиденциальной информации Лицензиара. В остальном действие настоящего Договора прекращается без ущерба для любых прав, предоставленных любой из Сторон по настоящему Договору до даты прекращения

действия, включая право на обращение за всеми средствами правовой защиты, которыми обладает любая Сторона.

ARTICLE 8 CONFIDENTIALITY	СТАТЬЯ 8. КОНФИДЕНЦИАЛЬНОСТЬ
Section 8.1. Confidentiality.	Пункт 8.1 Конфиденциальность.

(a)   The Parties agree that the existence and contents of this Agreement and any information relating to this Agreement (the “Information”) is confidential and disclosure thereof shall be limited to the Parties and the Parties’ Affiliates and their respective employees, agents, representatives or advisors, as applicable, on a need-to-know basis for the sole purpose of implementing the Agreement.  The Parties shall take reasonable steps to assure that their Affiliates, employees, agents, representatives and advisors comply with the provisions of this Section 8.1.

(a)   Стороны соглашаются с тем, что существование и содержание настоящего Договора и любой информации, связанной с ним («Информации») являются конфиденциальными, и их раскрытие ограничивается Сторонами и Аффилированными лицами Сторон, а также их соответствующими работниками, агентами, представителями или консультантами, в зависимости от ситуации, при действительной необходимости ознакомления с ними исключительно для цели исполнения настоящего Договора. Стороны обязаны предпринять разумные действия по обеспечению того, чтобы их Аффилированные лица, работники, агенты, представители и консультанты соблюдали положения настоящего Пункта 8.1.

(b)   In the event that a Party is required by legal process, a Governmental Authority or otherwise by operation of law to disclose any of the Information, it shall provide prompt notice of such requirement to the other Party so that the other Party may seek a protective order or other appropriate remedy.  Such Party will disclose only that portion of the Information which it is legally required to disclose.  Such Party may also rely on advice of legal counsel with respect to its obligations of disclosure as contemplated in this Section 8.1.

(b)   В случае, если в рамках судебного разбирательства, по требованию Государственного органа или по иной причине в силу действия закона Сторона обязана раскрыть какую-либо часть Информации, она обязана незамедлительно уведомить о таком требовании другую Сторону с тем, чтобы другая Сторона имела возможность обратиться за вынесением охранного судебного приказа или предоставлением иного средства правовой защиты. Такая Сторона вправе раскрыть лишь ту часть Информации, которую она обязана раскрыть по закону. Такая Сторона вправе опираться на рекомендации юридических консультантов в отношении ее обязательств по раскрытию в соответствии с настоящим Пунктом 8.1.

(c) The obligations of the Parties provided for in this Section 8.1 shall survive two (2) years after the termination of this Agreement.	(c) Обязательства Сторон, предусмотренные настоящим Пунктом 8.1, сохраняются в силе в течение 2 (двух) лет после прекращения настоящего Договора.

EXECUTION VERSION

(d) The provisions of paragraph (a) above will not apply to the Information:	(d) Положения пункта (а) выше не применяются к Информации:
(i) which is or becomes generally available to the public;	(i) которая является или становится общеизвестной широкому кругу лиц;
(ii) which is or becomes lawfully available from a source other than the Parties or their representatives without any obligation restricting use or disclosure; or

(ii)   которая является или становится на законных основаниях доступна из иного источника, помимо Сторон или их представителей, без какого-либо обязательства, ограничивающего использование или раскрытие; или

(iii) which that Party lawfully possessed prior to obtaining it from another Party.	(iii) которой такая Сторона на законных основаниях обладала до ее получения от другой Стороны.

(e)   Subject to paragraph (b) above, no Party will make or cause to be made any press or public announcements about this Agreement, its subject matter or the transactions contemplated hereby; unless otherwise mutually agreed.

(e)   С учетом пункта (b) выше ни одна из Сторон не вправе делать или допускать осуществление каких-либо заявлений в прессе или публичных заявлений о настоящем Договоре, его предмете или сделках, предусмотренных им, если Стороны взаимно не договорились об ином.

ARTICLE 9 MISCELLANEOUS	СТАТЬЯ 9. ПРОЧИЕ УСЛОВИЯ
Section 9.1. Amendment and Modification. This Agreement may be amended, modified, or supplemented only by written agreement signed by both of the Parties.	Пункт 9.1 Поправки и изменения. В настоящий Договор могут вноситься поправки, он может изменяться или дополняться только путем соглашения в письменной форме, подписанного обеими Сторонами.

Section 9.2.   Survival.  The following provisions of this Agreement shall survive termination and remain in full force and effect: Article 1 (Definitions), Section 7.3 (Effect of Termination), Article 8 (Confidentiality) and Article 9 (Miscellaneous).

Пункт 9.2   Сохранение в силе.  Следующие положения настоящего Договора сохраняются в силе после прекращения его действия: Статья 1 (Определения), Пункт 7.3 (Последствия прекращения действия), Статья 8 (Конфиденциальность) и Статья 9 (Прочие условия).

EXECUTION VERSION

Section 9.3.   Waiver of Compliance; Consents.  Any failure of a Party to comply with any obligation, covenant, agreement, or condition herein may be waived by the other Party; provided, however, that any such waiver may be made only by a writing signed by the Party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement, or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

Пункт 9.3   Отказ от требований; согласия.  В отношении любого случая неисполнения Стороной любого обязательства, одностороннего обязательства, договоренности или условия, предусмотренных настоящим Договором, другая Сторона вправе осуществить отказ от требований, при условии, однако, что любой такой отказ может быть осуществлен исключительно в письменной форме за

подписью предоставляющей его Стороны, но при этом такой отказ или отказ от строгого соблюдения такого обязательства, одностороннего обязательства, договоренности или условия не предполагают отказ от, или лишение права на возражение в отношении любых последующих или иных случаев неисполнения.

Section 9.4.   Assignment.  This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns.  The Licensee may not assign any of its rights or obligations hereunder without the prior written consent of Licensor, and any purported assignment absent such consent shall be null and void.

Пункт 9.4   Уступка.  Настоящий Договор и все его положения являются обязательными к исполнению и действуют в интересах их Сторон и их соответствующих правопреемников, и разрешенных цессионариев. Лицензиат не вправе уступать какие-либо из прав или обязательств по настоящему Договору без предварительного письменного согласия Лицензиара, и любая предположительная уступка без такого согласия ничтожна.

Section 9.5.   Conversion. Any amounts to be paid under this Agreement shall be paid in U.S. Dollars (unless the Parties agree otherwise).  If any amounts require to be converted from U.S. Dollars to Rubles or from Rubles to U.S. Dollars in connection with this Agreement, the Parties shall use the applicable US$ Conversion Rate (with reference to the date on which damages or an obligation to make payment arose).

Пункт 9.5   Конверсия валют. Любые суммы к уплате по настоящему Договору должны уплачиваться в долларах США (если Стороны не договорились об ином). Если какие-либо суммы требуют конвертации из долларов США в рубли или из рублей в доллары США в связи с настоящим Договором, Стороны обязаны использовать применимый Обменный курс доллара США (на дату, в которую возникли убытки или платежное обязательство).

Section 9.6.   Governing Law.  This Agreement and all non-contractual or other obligations arising out of or in connection with it shall be governed by and construed in accordance with English law, without reference to its principles of conflicts of law.

Пункт 9.6   Применимое право.  Настоящий Договор и все внедоговорные или иные обязательства, возникающие из него, или в связи с ним,  подчиняются и толкуются в соответствии с английским правом, без учета его коллизионных норм.

Section 9.7. Dispute Resolution.	Пункт 9.7 Разрешение споров.

EXECUTION VERSION

(a)   The Parties agree that any dispute or difference of whatever nature howsoever arising out of, or in connection with, this Agreement (including a dispute or difference as to the breach, existence, termination or validity of this Agreement) (each, a “Dispute”) shall (regardless of the nature of the Dispute) be referred to and finally settled by arbitration at the London Court of International Arbitration (the “LCIA”) in accordance with the LCIA Arbitration Rules (the “Rules”) (which rules are deemed to be incorporated by reference into this Section 9.7).

(a)   Стороны договариваются о том, что любой спор или разногласие любого характера, возникающие из настоящего Договора, или в связи с ним (включая спор или разногласие о нарушении, существовании, прекращении или действительности настоящего Договора) (в каждом случае – «Спор»), должны передаваться и окончательным образом разрешаться путем арбитража в Лондонском международном арбитражном суде («ЛМАС») в соответствии с Арбитражным регламентом ЛМАС («Регламент») (и такой Регламент считается включенным в настоящий Пункт 9.7 путем отсылки).

(b)   The arbitration shall be conducted by three (3) arbitrators (the “Arbitral Tribunal”).  The claimant shall nominate one arbitrator; the respondent shall nominate the second arbitrator; and a third arbitrator, who shall serve as Chairman, shall be appointed by the two Party-appointed arbitrators within 30 calendar days of the confirmation of the nomination of the second arbitrator.  If any arbitrator has not been nominated within the time limits specified herein and in the Rules, then such arbitrator shall be appointed by the LCIA in accordance with the Rules.  In the event an appointed arbitrator may not continue to act as an arbitrator of such panel, then the Party that appointed such arbitrator shall have the right to appoint a replacement arbitrator in accordance with the provisions of this Section 9.7.  The seat of arbitration shall be London, England.  The arbitration proceedings shall be conducted and the award or decision (the “Award”) of the arbitrators shall be rendered in the English language.

(b)   Арбитражное разбирательство проводится 3 (тремя) арбитрами («Арбитраж»). Истец назначает одного арбитра, ответчик назначает второго арбитра, а третий арбитр, исполняющий функции Председателя, назначается двумя арбитрами, назначенными Сторонами, в течение 30 календарных дней с даты подтверждения назначения второго арбитра. Если какой-либо из арбитров не был назначен в сроки, предусмотренные настоящим Пунктом или Регламентом, то такой арбитр назначается ЛМАС в соответствии с Регламентом. В случае, если назначенный арбитр не может продолжать исполнять функции арбитра в таком составе арбитража, то Сторона, назначившая такого арбитра, вправе назначить ему замену в соответствии с положениями настоящего Пункта 9.7. Местом ведения арбитражного разбирательства является Лондон, Англия. Арбитражное разбирательство ведется, и арбитражное решение («Арбитражное решение») выносится арбитрами на английском языке.

(c)   In addition to the authority conferred on the arbitration tribunal by the Rules, the arbitration tribunal shall have the authority to order such production of documents as may reasonably be requested by each of the Parties to the arbitration or by the tribunal itself.  In addition to the authority conferred on the arbitration tribunal by the Rules, the arbitration tribunal shall have the authority to make such orders for interim relief, including injunctive relief, as it may deem appropriate.  The Parties agree that any ruling by the arbitration tribunal on interim measures shall be deemed to be a final award with respect to the subject matter thereof and shall be fully enforceable as such.

(c)   В дополнение к полномочиям, предоставленным арбитражу  Регламентом, арбитраж уполномочен распоряжаться о предоставлении таких документов, которые могут быть обоснованно запрошены каждой из Сторон арбитражного разбирательства или самим арбитражем. В дополнение к полномочиям, предоставляемым арбитражу Регламентом, арбитраж уполномочен выносить такие приказы об обеспечительных мерах, включая судебные запреты, которые он сочтет необходимыми. Стороны договариваются о том, что любое решение арбитража об обеспечительных мерах будет считаться окончательным арбитражным решением в отношении предмета спора и будет подлежать приведению в исполнение как таковое.

EXECUTION VERSION

(d)   The arbitrators shall have the authority to assess the costs and expenses of the arbitration proceeding (including, but not limited to, attorneys’ fees and expenses) against the non-prevailing Party in whatever manner or allocation the arbitrators deem appropriate.

(d)   Арбитры уполномочены оценивать сумму расходов и издержек на арбитражное разбирательство (включая, без ограничения, суммы вознаграждений и расходов юридических представителей) и возлагать их на проигравшую Сторону таким образом, или при таком распределении, которое арбитры сочтут уместным.

(e)   By agreeing to arbitration, the Parties do not intend to deprive any court of its jurisdiction to issue a pre-arbitral injunction, pre-arbitral attachment or other order in aid of arbitration proceedings and the enforcement of any Award.  Without prejudice to such provisional remedies as may be available under the jurisdiction of a national court, the Arbitral Tribunal established hereunder shall have full authority to grant provisional remedies, to order that a Party request that a national court vacate or modify any provisional relief granted by such court, and to award damages for the failure of any Party to respect the Arbitral Tribunal’s orders to that effect.

(e)   Предоставляя согласие на арбитраж, Стороны не желают лишить какой-либо суд юрисдикции на вынесение до-арбитражного судебного запрета, ареста или любого иного приказа в помощь арбитражному разбирательству, и на приведение в исполнение Арбитражного решения. Без ущерба для таких временных мер, которые могут быть доступны в рамках юрисдикции государственного суда, Арбитраж, формируемый в соответствии с настоящим Договором, имеет все полномочия на предоставление временных средств правовой защиты, вынесение приказа об обязании Стороны ходатайствовать в государственном суде об отмене или изменении каких-либо временных средств правовой защиты, предоставленных таким судом, а также на присуждение убытков за неисполнение любой Стороной приказов Арбитража в этой связи.

(f)   The Award shall be final and binding upon the Parties as from the date rendered, and shall be the sole and exclusive remedy between the Parties regarding any Disputes presented to the Arbitral Tribunal.  Judgment upon any Award may be entered in any court having jurisdiction thereof.

(f)   Арбитражное решение является окончательным и имеет обязательную силу для Сторон с даты его вынесения, и является единственным и исключительным средством правовой защиты между Сторонами в отношении каких-либо Споров, переданных на рассмотрение Арбитража. Судебное решение по любому Арбитражному решению может выноситься любым судом, обладающим в отношении него юрисдикцией.

EXECUTION VERSION

(g)   The Parties waive any rights of application or appeal to any court or tribunal of competent jurisdiction to the fullest extent permitted by law in connection with any question of law arising in the course of arbitration or with respect to any Award made except for actions to enforce this agreement to arbitrate or an arbitral Award and except for actions seeking interim or other provisional relief to prevent irreparable harm or in aid of arbitration proceedings in any court of competent jurisdiction.

(g)   Стороны отказываются от любых прав на подачу заявлений или жалоб в любой суд или третейский суд компетентной юрисдикции в максимальной степени, допустимой законом, в связи с любым вопросом права, возникающим в ходе арбитража, или в отношении любого вынесенного Арбитражного решения, кроме исков о принудительном исполнении настоящего арбитражного соглашения или Арбитражного решения, а также исков об обеспечительных или иных промежуточных мерах для предотвращения непоправимого ущерба или в помощь арбитражному разбирательству в любом суде компетентной юрисдикции.

(h)   Any monetary award shall be made and payable free of any tax, deduction or offset.  Each Party against which the Award assesses a monetary obligation shall pay that obligation on or before the thirtieth (30th) calendar day following the date of the Award or such other date as the Award may provide. The Arbitral Tribunal shall have the authority to award any remedy or relief proposed by a claimant or respondent in accordance with the terms of this Agreement, including a declaratory judgment, specific performance of any obligation created under this Agreement or the issuance of an injunction.

(h)   Любое присуждение средств осуществляется и выплачивается без учета каких-либо налогов, вычетов или зачетов. Каждая Сторона, против которой Арбитражным решением предусмотрено денежное обязательство, обязана уплатить по этому обязательству в, или в срок до, 30 (тридцатый) календарный день с даты Арбитражного решения или любую иную дату, которая может быть предусмотрена Арбитражным решением. Арбитраж уполномочен присуждать любое средство правовой защиты или возмещение, предлагаемое истцом или ответчиком в соответствии с условиями настоящего Договора, включая решение об установлении факта, об исполнении в натуре обязательства, возникающего по настоящему Договору, или о вынесении судебного приказа.

EXECUTION VERSION

(i)   If more than one arbitration is begun under this Agreement, any Arbitral Tribunal constituted under this Agreement may, upon request of any party to any of the arbitration proceedings, make an order, with the approval of the LCIA, if it considers it appropriate in the interests of justice and efficiency, that the ongoing arbitration proceedings be consolidated in one set of arbitration proceedings (a “Consolidation Order”). Any such request shall be made as soon as reasonably practical with written notice to all parties to the arbitration proceedings concerned. If two or more Arbitral Tribunals constituted under this Agreement make a Consolidation Order, the Consolidation Order made first shall prevail. If two or more arbitration proceedings are consolidated under a Consolidation Order, the Arbitral Tribunal having first made the Consolidation Order shall proceed as the Arbitral Tribunal in the consolidated proceedings. The appointment of the other Arbitral Tribunal(s) shall terminate upon making of the Consolidation Order by the first Arbitral Tribunal and the other Arbitral

Tribunal(s) shall be deemed to be functus officio, and the first Arbitral Tribunal shall have responsibility for determining how the cost of all other consolidated proceedings are allocated amongst the parties. The parties to any disputes which are the subject of a Consolidation Order shall be deemed to have participated in the constitution of the Arbitral Tribunal in the consolidated proceedings and agree that they shall be bound by any award made by the Arbitral Tribunal in the consolidated proceedings.

(i)   В случае возбуждения более одного арбитражного разбирательства по настоящему Договору, любой Арбитраж, сформированный по настоящему Договору, вправе, по просьбе любой из сторон любого из арбитражных разбирательств, вынести приказ, с одобрения ЛМАС, если он считает уместным в интересах правосудия и эффективности объединить текущие арбитражные разбирательства в одно арбитражное разбирательство («Приказ об объединении»). Любая такая просьба должна заявляться в кратчайший разумно исполнимый срок с направлением письменного уведомления всем сторонам затронутых арбитражных разбирательств. Если Приказ об объединении вынесен двумя или более сформированными по настоящему Договору Арбитражами, то преимущественную силу имеет Приказ об объединении, вынесенный первым. Если на основании Приказа об объединении объединены два или более арбитражных разбирательства, то Арбитраж, первым вынесший Приказ об объединении, продолжает вести объединенное разбирательство. Назначение другого(их) Арбитража(ей) прекращается после вынесения Приказа об объединении первым Арбитражем, и полномочия остальных Арбитражей считаются прекращенными, при этом первый Арбитраж несет ответственность за определение того, каким образом должны быть распределены между сторонами расходы на все остальные объединенные разбирательства. Стороны по любым спорам, которые являются предметом Приказа об объединении, считаются участвовавшими в формировании Арбитража, ведущего объединенное разбирательство, и соглашаются на обязательную силу для них любого арбитражного решения, вынесенного Арбитражем в объединенном разбирательстве.

(j) Without prejudice to Section 9.7(i) above, claims arising out of or in connection with this Agreement may be made in a single arbitration.	(j) Без ущерба для Пункта 9.7(i) выше, требования, возникающие из, или в связи с настоящим Договором, могут заявляться в рамках одного арбитражного разбирательства.

Section 9.8.   Counterparts.  This Agreement has been made in three original counterparts, each having equal legal force and effect: one of which shall be given to each of the Parties, and one of which shall be given to Rospatent.

Пункт 9.8 Экземпляры. Настоящий Договор составлен в трех оригинальных экземплярах равной исковой силы: с предоставлением одного каждой из Сторон, и одного Роспатенту.
Section 9.9. Notices.	Пункт 9.9 Уведомления.
(a) All notices, consents and other communications hereunder shall be in writing and in the English language and shall have been duly given:	(a) Все уведомления, согласия и иные сообщения в соответствии с настоящим Договором должны быть составлены в письменной форме и на английском языке, и считаются надлежащим образом осуществленными:
(i) when delivered by hand or by courier; or	(i) при вручении лично или курьером; или
(ii) when successfully transmitted by electronic mail (with a confirming copy of such communication to be sent as provided in paragraph (a)(i)),	(ii) при успешной передаче по электронной почте (с направлением подтверждающей копии такого сообщения в соответствии с пунктом (a)(i)),

EXECUTION VERSION

to the Party for whom intended, at the address or e-mail address of such Party set forth below (or at such other address or e-mail address for a Party as shall be specified by like notice):

Стороне, которой оно адресовано по адресу или адресу электронной почты такой Стороны, указанным ниже (или по такому иному адресу или адресу электронной почты такой Стороны, которые будут сообщены подобным уведомлением):

(A) If to the Licensor:	(A) В случае направления Лицензиару:
Attention: Ernesto Bautista III and Christopher Powel	Вниманию: Эрнесто Баутисты III и Кристофера Пауэла
Address: CARBO Ceramics Inc. Energy Center II 575 N. Dairy Ashford Rd. Suite 300 Houston, Texas, USA TX 77079	Адрес: КАРБО Керамикс Инк. TX 77079 США, штат Техас, Хьюстон Оф. 300 Н. Дэйри Эшфорд Роуд, 575 Энерджи Центр II
E-mail address: ernesto.bautista@carboceramics.com; christopher.powell@carboceramics.com	E-mail: ernesto.bautista@carboceramics.com; christopher.powell@carboceramics.com
with a copy to:	с направлением копии:
Attention: Scott Senecal and Maxim Izvekov	Вниманию: Скотта Сенекала и Максима Извекова
Address: Cleary Gottlieb Steen & Hamilton LLC Paveletskaya Square 2/3 Moscow, 115054 Russia	Адрес: «Клири Готтлиб Стин энд Гамильтон ЛЛК» Павелецкая пл., 2/3 г. Москва 115054, Российская Федерация
E-mail address: ssenecal@cgsh.com; mizvekov@cgsh.com	E-mail: ssenecal@cgsh.com; mizvekov@cgsh.com
(B) If to the Licensee:	(B) В случае направления Лицензиату:
Attention: Yury A. Semenov	Вниманию: Юрия А. Семенова
Address: Petro Welt Technologies AG Kärntner Ring 11-13, 1010 Vienna, Austria	Адрес: Петро Велт Текнолоджис АГ Карнтнер Ринг 11-13, 1010 Вена, Австрия
E-mail address: Yury.Semenov@pewete.com	E-mail: Yury.Semenov@pewete.com
with a copy to:	с направлением копии:
Attention: Alyona Kucher	Вниманию: Алены Кучер
Address: Debevoise & Plimpton LLP Business Center Mokhovaya 4/7 Vozdvizhenka St., bldg. 2 Moscow, 125009 Russia	Адрес: Дебевойз энд Плимптон ЛЛП Бизнес центр «Моховая» Ул. Воздвиженка, 4/7, стр. 2, Москва, 125009 Российская Федерация
E-mail address: ankucher@debevoise.com	E-mail: ankucher@debevoise.com

EXECUTION VERSION

(b)   Any notice or other communication not received on a business day or received after 17:00 hours local time on a business day in the city of the recipient shall be deemed to be received on the next following business day in the city of the recipient.

(b)   Любое уведомление или иное сообщение, полученное в нерабочий день или полученное после 17 часов 00 минут по местному времени в рабочий день в городе получателя, будет считаться полученным на следующий рабочий день в городе получателя.

Section 9.10. Headings. The article and section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.	Пункт 9.10 Заголовки. Заголовки статей и пунктов, приводимые в настоящем Договоре, приводятся исключительно для справки и никоим образом не влияют на смысл или толкование настоящего Договора.

Section 9.11.   Entire Agreement.  This Agreement and its Exhibits embodies the entire agreement and understanding of the Parties hereto in respect of the subject matter contained herein.  This Agreement supersedes all prior agreements and understandings between the Parties with respect to the subject matter contained herein.

Пункт 9.11   Исчерпывающий характер Договора.  Настоящий Договор и Приложения к нему представляют собой весь объем договоренностей и пониманий Сторон в отношении его предмета. Настоящий Договор заменяет все предшествующие договоренности и понимания между Сторонами в отношении его предмета.

Section 9.12.   Severability.  In case any provision of this Agreement becomes illegal, invalid or unenforceable in any respect under any Applicable Law, the Parties will negotiate in good faith in order to replace such illegal, invalid or unenforceable provision by a mutually acceptable provision that is legal, valid and enforceable and reflects the commercial purpose of the illegal, invalid or unenforceable provision as closely as possible.

Пункт 9.12   Делимость.  В случае, если какое-либо положение настоящего Договора становится незаконным, недействительным или лишается исковой силы в любом отношении по Применимому праву, Стороны добросовестно вступают в переговоры для замены такого незаконного, недействительного или лишенного исковой силы положения взаимоприемлемым положением, которое является законным, действительным и обладает исковой силой, и в максимально близкой степени отражает коммерческую цель незаконного, недействительного или лишенного исковой силы положения.

Section 9.13. Exhibits. All Exhibits attached hereto are hereby incorporated in and made a part as if set forth in full herein.	Пункт 9.13 Приложения. Все Приложения к настоящему Договору настоящим включаются в, и признаются частью настоящего Договора, как если бы они были изложены в нем в полном объеме.

Section 9.14.   Language.  This Agreement is made in English and Russian languages. In case of any discrepancy between the English and the Russian texts, the text in the English language shall prevail. All communications to be made or given pursuant to this Agreement shall be in the English language.

Пункт 9.14   Язык.  Настоящий Договор составлен на английском и русском языках. В случае какого-либо расхождения между текстами на английском и русском языке, преимущественную силу имеет текст на английском языке. Все сообщения, подлежащие осуществлению или направлению в соответствии с настоящим Договором, должны осуществляться или направляться на английском языке.

[Remainder of page intentionally left blank. Signature page follows.]	[Оставшаяся часть страницы намеренно оставлена пустой. Далее следует подписная страница.]

EXECUTION VERSION

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed as of the effectiveness date.	В ПОДТВЕРЖДЕНИЕ ЧЕГО Стороны обеспечили заключение настоящего Договора в Дату вступления в силу.

CARBO CERAMICS INC. / КАРБО КЕРАМИКС ИНК. (CARBO CERAMICS INC.)
By / Подпись: Name / ФИО: Title / Должность:
CARBO Ceramics (Eurasia), LLC / ООО «КАРБО Керамикс (Евразия)»
By / Подпись: Name / ФИО: Title / Должность:

EXECUTION VERSION

EXHIBIT A PATENTS	ПРИЛОЖЕНИЕ A ПАТЕНТЫ
1. RU 2521680 (entitled “Proppant and its Application,” also known as the “Roslite” patent)	1. RU 2521680 (озаглавленный «Проппант и способ его применения», также известный как патент «Roslite»);
2. EA 007864 (entitled “Proppants and Method of Their Manufacturing”)	2. EA 007864 (озаглавленный «Проппанты и метод их изготовления»);
3. EA 006953 (entitled “Proppants, Method of Their Manufacturing and Application”)	3. EA 006953 (озаглавленный «Проппанты, способ их изготовления и применения»);
4. EA 008825 (entitled “Proppants and Method of Their Manufacturing”)	4. EA 008825 (озаглавленный «Проппанты и способ их изготовления»);
5. Any Russian or Eurasian patents or patent applications claiming priority to US 62/463315 (New Binder provisional patent application filed 2/24/2017)

5.   Любые российские или евразийские патенты или заявки на выдачу патента, в отношении которых заявляется приоритет над US 62/463315 (заявка на временный патент на новое связующее вещество подана 24 февраля 2017 г.).

EXECUTION VERSION

EXHIBIT B KNOW-HOW	ПРИЛОЖЕНИЕ B НОУ-ХАУ
Foundry Media:	Литейный наполнитель:
1. Removal of MnO additive in foundry media because it has a harmful effect on sintering temperature;	1. Удаление оксида марганца (MnO) в качестве добавки в литейный наполнитель ввиду его негативного влияния на температуру спекания;
2. Size specifications needed for foundry media; and	2. Требования к размеру фракций литейного наполнителя; и
3. Third party test data for validating the quality of the produced foundry media.	3. Результаты независимых испытаний для подтверждения качества произведенного литейного наполнителя.
Resin Coated Proppant:	Проппант с полимерным покрытием:
1. All information, schematics, know-how, data, etc. provided by Daryl Johnson and Scott Woolfolk during 2013-2014 in furtherance of setting up resin-coating toll manufacturing in Russia

1. Вся информация, схемы, ноу-хау, данные и др., предоставленные Дэрилом Джонсоном и Скоттом Вулфолком в 2013-2014 гг. в поддержку создания в России производства по нанесению полимерного  покрытия на давальческой основе

2. Quality control testing information and results provided by CARBO Technology center for samples having hot water immersion stability problems that were manufactured in Russia

2. Информация и результаты испытаний по контролю качества, предоставленные центром КАРБО Текнолоджи (CARBO Technology), для произведенных в России образцов с проблемами стабильности при погружении в горячую воду